UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Sirius XM Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Proxy Statement
& 2016 Annual Report

SiriusXM®
HOLDINGS INC.

Dear Fellow Stockholders,

Simply put, 2016 was an incredible year for SiriusXM. We made substantial strategic investments in content, technology and network infrastructure that are positioning SiriusXM for sustained long-term success. We also remained extremely focused on finding innovative ways to operate with greater efficiency. As a result, I am pleased to report that all of our key metrics—subscribers, revenue, adjusted EBITDA, and free cash flow—have never been higher.

•	Exceeding our subscriber growth expectations: With more than 1.7 million new subscribers in 2016, we ended the year with over 31.3 million subscribers, another record for SiriusXM.

•

Achieving record financial results: Record revenues of $5.0 billion, record adjusted EBITDA of $1.88 billion and record free cash flow of $1.5 billion all exceeded our public guidance. We also delivered record average revenue per user (“ARPU”) and our lowest-ever subscriber acquisition costs per installation and customer service cost per subscriber. In short, on the top- and bottom-line, we delivered exceptional financial results in 2016 and we expect to maintain our performance going forward.

•

Returning even more capital to stockholders: We continued to execute against our share repurchase program. In 2016, our board of directors increased the program by an additional $2 billion, taking the total authorization to $10 billion. We also proudly announced our first quarterly dividend this past year. The dividend is a simple and unequivocal statement regarding our commitment to returning value to stockholders and our continued confidence in the long-term prospects of our business.

•

Creating new channels, shows with marquee names and major media brands, plus renewing agreements with key talent: We launched new full-time channels with Country music superstars Kenny Chesney and Garth Brooks, launched a new full time talk channel called Volume which is all about music and its fans, renewed talent agreements with key hosts, such as Chris “Mad Dog” Russo, and added access to some of the most popular podcasts today.

Compelling and Easy-to-Use Audio Entertainment

Demand for our product continues to grow. That demand is a product of the unequalled bundle of audio programming and the ease of use that defines our service. Our compelling content is a huge differentiator in the competitive landscape, particularly because it is married with substantial distribution through factory-installed radios accompanied by an easy-to-use interface.

This past year was another banner year for our programming. We provided our subscribers with coverage of every twist and turn of the presidential election, showcased every major sporting event, and offered the compelling talk and lifestyle programming, as well as commercial-free music channels, that are the hallmarks of our world-class audio entertainment. We also doubled-down in areas where we are the undisputed leader, such as country music, while continuing to add exciting new content and renew key content relationships.

Our programming highlights from the year include:

•

Launched new sports programming from established and emerging brands: a new 24/7 channel, Fox Sports on SiriusXM, showcasing some of Fox’s biggest talent, such as Colin Cowherd, Skip Bayless, and Shannon Sharpe; and an exclusive daily show with Barstool Sports, the multi- platform sports and lifestyle brand that has developed a big cult following for its unfiltered approach.

•

Delivered unmatched coverage of the Republican and Democratic conventions, and news-making interviews with Presidential candidates Secretary Hillary Clinton and Donald Trump, as well as with President Barack Obama and Vice President Joe Biden.

•	Hosted exclusive live performances by Coldplay and Bon Jovi at special locations for subscribers and national broadcast audiences.

•	Established new, full-time music channels from Kenney Chesney (No Shoes Radio) and Garth Brooks (The Garth Channel).

•	Launched Volume, the first-ever all-talk channel devoted to music.

•	Launched new west coast programming, including “Hits 1 in Hollywood,” live from the SiriusXM studios in Los Angeles, featuring Michael Yo.

•

Launched new shows hosted by talented stars with huge followings, such as Jim Parsons, star of TV’s hit show “The Big Bang Theory;” his “Jim Parsons Is Too Stupid for Politics,” took a comedic but inquiring look at today’s state of politics. Craig Ferguson, the Peabody and Daytime Emmy Award winner, hosts “The Craig Ferguson Show” on SiriusXM Comedy Greats weekdays live from Los Angeles.

•

Launched broadcasts of several of WNYC’s (and the country’s) most popular, ground-breaking podcasts, including Alec Baldwin’s “Here’s the Thing,” “Freakonomics Radio,” “2 Dope Queens,” and the Peabody® Award-winning shows “Radiolab” and “On the Media.”

•

Expanded our comedy offering with exclusive content, including Craig Ferguson, and the premiere of a never-before-released performance by George Carlin, and debuted audio documentaries on Sam Kinison and Redd Foxx.

•	Hosted Town Hall specials, including one with the original cast of Broadway’s Hamilton.

•	Created special tribute channels to celebrate the music of Prince and George Michael.

•	Created limited-edition channels from Bon Jovi, Billy Joel, Barbara Streisand, and Prince.

•	Broadcast live from the biggest music festivals including Coachella, Lollapalooza, Ultra, CMA Fest, and several more.

•

Broadcast games from all the major sports leagues and events, including the 2016 Olympics in Rio, the NFL and college football, NBA, college basketball, NHL, MLB, PGA Tour golf, soccer from around the world, and much more.

A Strong New Car Presence and Growing Used Car Distribution

Our presence in new and used cars has never been greater and continues to grow. Our relationship with every major automaker, which is always a key priority, has never been stronger. All told, our penetration in new car production is roughly 75%, and we have long-term agreements with most major automakers through 2020 and beyond.

Importantly, our efforts to focus on the used car market are yielding meaningful results, with strong double-digit growth in self-pay gross additions. We estimate our radios were available in approximately 31% of all used cars sold in 2016, an increase of about 4 points year-over-year. In addition, our team continues to focus on offering trials at more used car dealerships; SiriusXM now has arrangements with more than 17,000 franchise dealers and more than 8,000 independent dealers to offer trials. Our success in signing up used car buyers give us confidence in our ability to continue growing for many years to come, as the fleet of enabled vehicles expands year after year.

Investing to Solidify SiriusXM’s Place in the Vehicle and Beyond

We are continuing to invest in new technologies and marketing capabilities, all with an eye toward building for the future.

In particular, we continue to strengthen our connected vehicle service business and invest in what we call our 360L platform. 360L will enable us to maintain a satellite link to vehicles while also providing for two-way connectivity via wireless networks. This platform will allow us to offer even more services and provide the ability to power the best, most content-rich and easy to use service available in cars. While these types of products may take time to bring to market given the extended product cycles for vehicles, the continued success of our connected vehicle services and the positive response among automakers to our 360L platform will only continue to deepen our relationships with car makers and help our business thrive even as the technological landscape inevitably evolves over time.

We also continue to create opportunities to make SiriusXM available in-home and outside the car on smartphones and a broad array of connected devices. We are now working to deploy our service over new platforms, including Amazon’s Echo and Fire TV, Apple TV, Chromecast and Sony’s PlayStation consoles, and more. We want our subscribers to be able to easily access our content wherever and however they want it.

Looking Ahead

As we look to the year ahead, we expect to build on our momentum by continuing to leverage our competitive strengths. In 2017, we expect revenue to be approximately $5.3 billion, with adjusted EBITDA of approximately $2.025 billion and free cash flow of approximately $1.5 billion. We will also continue to return substantial capital to stockholders through a recently expanded share repurchase program and a quarterly dividend.

The team of dedicated SiriusXM employees is best-in-class, and our record results and innovation wouldn’t be possible without their commitment and hard work. We are deeply appreciative of their drive to continuously deliver the best service, build our subscriber base and deliver a strong financial performance to create value for all of our stockholders.

I look forward to updating you on our progress as 2017 progresses. Thank you for your investment in SiriusXM.

Sincerely,

James E. Meyer
Chief Executive Officer
SiriusXM

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:30 a.m., New York City time, on Thursday, May 18, 2017
Place:	The Paley Center for Media 25 West 52nd Street New York, New York 10019
Items of Business:	1. To elect the twelve director nominees listed herein;
2. To approve, in a non-binding, advisory vote, the compensation paid to our named executive officers;
3. To determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years;
4. To ratify the appointment of KPMG LLP as our independent registered public accountants for 2017; and
5. To transact any other business properly coming before the annual meeting and any adjournments or postponements thereof.
Who may Vote:	Stockholders of record at the close of business on March 23, 2017.
Important Notice Regarding the Date of Availability of Proxy Materials for the Stockholder Meeting to be Held on Thursday, May 18, 2017:

We are pleased to be using the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders over the Internet. In accordance with these rules, we first sent stockholders of record at the close of business on or about April 4, 2017, a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access our proxy statement and annual report for the fiscal year ended December 31, 2016 over the Internet and how to vote.

Whether or not you expect to attend in person, we urge you to vote your shares over the Internet, by phone, or by signing, dating, and returning a proxy card at your earliest convenience.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs.

By Order of the Board of Directors,

PATRICK L. DONNELLY
Executive Vice President, General Counsel and Secretary

New York, New York
April 4, 2017

ii

1290 Avenue of the Americas
11th Floor
New York, New York 10104

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Sirius XM Holdings Inc. to be held on Thursday, May 18, 2017, beginning at 8:30 a.m., New York City time, at The Paley Center for Media, 25 West 52nd Street, New York, New York 10019, and at any adjournments or postponements thereof. This proxy statement is first being distributed or made available, as the case may be, to stockholders on or about April 4, 2017.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the following matters outlined in the Notice of 2017 Annual Meeting of Stockholders, including:

•

Item 1—the election of twelve director nominees to our board (Joan L. Amble, George W. Bodenheimer, Mark D. Carleton, Eddy W. Hartenstein, James P. Holden, Gregory B. Maffei, Evan D. Malone, James E. Meyer, James F. Mooney, Carl E. Vogel, Vanessa A. Wittman and David M. Zaslav);

•	Item 2—the approval of, in a non-binding, advisory vote, the compensation paid to our named executive officers;

•	Item 3—the determination, in a non-binding, advisory vote, of the frequency of future advisory votes on the compensation paid to our named executive officers;

•	Item 4—the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2017; and

•	such other business that may properly be conducted at the annual meeting or any adjournments or postponements thereof.

At the annual meeting, management will also report on our performance and respond to appropriate questions from stockholders. On March 23, 2017 (the “Record Date”), 4,689,817,570 shares of our common stock were outstanding.

What are the voting rights of the holders of our common stock?

Each holder of our common stock is entitled to one vote per share of common stock on all matters to be acted upon at the annual meeting.

What vote is required to approve each item?

Assuming the presence of a quorum, the directors will be elected by the holders of a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote. This means that the twelve director nominees who receive the most votes cast by the holders of shares of our common stock will be elected. You may vote “For” or “Withhold” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from whom they are withheld. Votes that are withheld and broker non-votes (as described below) will not have any effect on the outcome of the election of the directors because directors are elected by plurality voting, but votes that are withheld and broker non-votes will be counted for the purpose of determining whether a quorum is present at the annual meeting.

The affirmative vote of the holders of a majority of the voting power of our common stock, present in person or represented by proxy, and entitled to vote on the matter is required for Item 2 (the approval of, in a non-binding, advisory vote, the compensation paid to our named executive officers), Item 3 (to determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years) and Item 4 (the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2017). You may vote “For,” “Against” or “Abstain” with respect to Items 2 and 4. You may vote “One Year,” “Two Years,” “Three Years” or “Abstain” with respect to Item 3. For Items 2, 3 and 4, an “Abstain” vote will have the same effect as a vote against the proposal, and broker non- votes will have no effect on the outcome of these proposals. There will be no broker non-votes with respect to Item 4, as brokers may vote shares with respect to this proposal in the absence of client instructions. Items 2, 3 and 4 are not binding on our board of directors or the Company.

When will voting results be available?

We will announce preliminary voting results at the annual meeting. We will report final results in a Current Report on Form 8-K filed with the SEC shortly after the annual meeting.

Who can attend the annual meeting?

Subject to space availability, all stockholders or their duly appointed proxies may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Only persons who have proof of their stock ownership will be allowed to enter the meeting and only those with proof of stock ownership as of the Record Date will be allowed to vote at the meeting. Proof of ownership will be any statement from a bank or broker showing the ownership of our common stock. Registration and seating will begin at 8:00 a.m., New York City time.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the issued and outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum to transact business at the annual meeting. If a quorum is not present or represented at the annual meeting, the stockholders entitled to vote, present in person or represented by proxy, may adjourn the annual meeting from time to time without notice or other announcement until a quorum is present or represented. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

What is a broker non-vote?

A broker non-vote occurs if you hold shares in “street name” (that is, your shares are held on your behalf by a bank, broker or other nominee) and do not provide voting instructions to your broker on a proposal and your broker does not have the discretionary authority to vote on such proposal. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as Item 4 (the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2017), without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on non-routine items, such as Item 1 (the election of directors), Item 2 (the approval of, in a non-binding, advisory vote, the compensation paid to our named executive officers) and Item 3 (to determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years). It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Items 1, 2 and 3 are counted.

Broker non-votes will be counted for purposes of determining whether a quorum is present to hold the annual meeting.

What if I don’t vote electronically or return my proxy card and don’t attend the annual meeting?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

If you are a beneficial owner (that is you hold your shares through your broker, bank or other nominee) and you do not provide voting instructions to your broker, bank or other nominee with respect to Item 1 (the election of directors), Item 2 (the approval of, in a non-binding, advisory vote, the compensation paid to our named executive officers) and Item 3 (to determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years), your shares will be considered “broker non-votes” and will not be counted in determining the outcome of the vote on these Items.

How do I vote?

Stockholders of record can vote as follows:

•

By Internet: Stockholders may vote over the Internet at www.envisionreports.com/SIRI by following the instructions included on your Notice. You will need the 15-digit Control Number included on the Notice to obtain your records and to create an electronic voting instruction form.

•

By Telephone: Stockholders may vote by telephone 1-800-652-VOTE (8683) by following the instructions included with your Notice. You will need the 15-digit Control Number included on the Notice in order to vote by telephone.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

Only your latest executed vote will count.

If your shares are held in “street name,” you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. The deadline for voting by telephone or electronically is 11:59 p.m., New York City time, on Wednesday, May 17, 2017. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares and those institutions will likely require your instructions to be submitted before the deadline.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this proxy statement and annual report or Notice is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year’s or future years’ proxy materials should be directed to: Sirius XM Holdings Inc., Attention: Corporate Secretary, 1290 Avenue of the Americas, 11th Floor, New York, New York 10104. Requests can also be made by telephone by calling (212) 584-5100.

Stockholders of record residing at the same address and currently receiving multiple copies of this proxy statement may contact our Corporate Secretary (in writing or by phone at the contact information indicated above) to request that only a single copy of our proxy statement be mailed in the future.

How can I obtain a printed copy of the proxy materials?

To receive, free of charge, a separate copy of the Notice and, if applicable, this proxy statement and our annual report, stockholders may write or call us at:

Investor Relations
Sirius XM Holdings Inc.
1290 Avenue of the Americas
11th Floor
New York, New York 10104
(212) 584-5100

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary in writing at Sirius XM Holdings Inc., 1290 Avenue of the Americas, 11th Floor, New York, New York 10104 that you are revoking your proxy;

•	Executing and delivering a later-dated proxy card or submitting a later-dated vote by telephone or the Internet; or

•	Attending the annual meeting, revoking your proxy and voting in person.

If you hold your shares in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Who will count the votes?

A representative of Computershare will tabulate the votes and act as inspector of elections.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our common stock may be voted at the annual meeting.

Whom am I designating as my proxy?

You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Senior Vice President and Deputy General Counsel, as your proxies. However, you may appoint a person (who need not be a stockholder) other than Patrick L. Donnelly and Ruth A. Ziegler to vote on your behalf at the meeting by completing another proper proxy.

How will my proxy vote my shares?

Your proxy will vote your shares according to your instructions. If you complete your proxy card but do not indicate how you would like your shares voted, your proxy will vote in accordance with the recommendation of our board of directors.

Who is soliciting my proxy, and who will pay for the costs of the solicitation?

Sirius XM is soliciting your proxy. The cost of soliciting proxies will be borne by Sirius XM, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 and reimburse the firm for its reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing but will receive no additional compensation for their services.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2018 proxy statement must submit such proposal to us in writing at our principal executive offices located at: 1290 Avenue of the Americas, 11th Floor, New York, New York 10104, to the attention of the Corporate Secretary, no later than the close of business on December 4, 2017.

Our By-laws provide for advance notice provisions. The By-laws require the timely notice of certain information to be provided by any stockholder who proposes director nominations or any other business for consideration at a stockholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed above and in the By-laws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a stockholders’ meeting must be received by our Corporate Secretary at our principal executive offices not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2018 Annual Meeting of Stockholders, such a proposal must be received by the Corporate Secretary on or after February 16, 2018 but no later than March 9, 2018. In the event that the date of the 2018 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2017 Annual Meeting of Stockholders, notice must be delivered no earlier than the 90th day prior to the 2018 Annual Meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting of Stockholders is first made. In addition, for the purposes of the application of Rule 14a- 4(c) of the Exchange Act, the date for timely notice specified in this paragraph shall be the earlier of the date calculated above or the date specified in paragraph (c)(1) of Rule 14a-4 of the Exchange Act.

ITEM 1—ELECTION OF DIRECTORS

Twelve director nominees are standing for election at the annual meeting. The Nominating and Corporate Governance Committee of our board of directors has nominated the director nominees listed below after consideration of each individual’s qualifications, contributions to the company and other reasons discussed in this proxy statement.

The Nominating and Corporate Governance Committee believes that a well-functioning board includes a diverse group of individuals who bring a variety of complementary skills, experiences and perspectives. Although our board of directors does not have a formal policy with regard to the consideration of diversity in identifying director candidates, diversity is one of the factors that the Nominating and Corporate Governance Committee may, pursuant to its charter, take into account in identifying director candidates. The Nominating and Corporate Governance Committee generally considers each nominee in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a group, possesses the appropriate mix of skills and experience to oversee our business. The experience, qualifications, attributes, or skills that led the Nominating and Corporate Governance Committee to conclude that our nominees should serve on the board of directors are generally described in the biographical information below.

Set forth below are the nominees proposed to be elected to serve until the 2018 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

To be elected as a director, each nominee must receive a plurality of the votes cast by the holders of our common stock.

Should any nominee become unable or unwilling to accept election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person our board of directors may nominate or designate. Each nominee has consented to serve as a director if elected.

Biographical information about this year’s nominees:

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Joan L. Amble	63	Ms. Amble has been a director since July 2008. From December 2006 until the closing of our merger with XM Satellite Radio Holdings Inc. (“XM”) in July 2008, Ms. Amble served as a director of XM.

Since October 2016, Ms. Amble has been an independent advisor to the Risk and Audit Committee of the Executive Committee of the United States affiliate of Société Générale S.A., a French multinational banking and financial services company. From May 2011 until her retirement in December 2011, Ms. Amble was the Executive Vice President, Finance, of the American Express Company and also served as its Executive Vice President, Principal Accounting Officer and Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as Vice President, Controller and Chief Accounting Officer of GE Capital. Ms. Amble serves as a member of the board of directors of Booz Allen Hamilton Holding Corporation and Zurich Insurance Group. Ms. Amble also served as a director of Brown Forman Corporation and SG Americas Securities Holdings, LLC, a subsidiary of Société Générale S.A., during the last five years.

		Key Attributes, Experience and Skills:

Ms. Amble has extensive experience in financial reporting, including experience with the rules and regulations of the SEC, based, in part, on her experience at Ernst Young, the Financial Accounting Standards Board, the General Electric Company and American Express. Ms. Able also has experience in the areas of financial controls; Sarbanes-Oxley Act compliance; operations; risk management; six sigma quality; and corporate governance.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
George W. Bodenheimer	58	Mr. Bodenheimer has been a director since September 2013.

Mr. Bodenheimer retired in May 2014 as Executive Chairman of ESPN, Inc., a multimedia, multinational sports entertainment company. He was Executive Chairman of ESPN, Inc. from January 2012 until May 2014. He served as Co-Chairman of Disney Media Networks from April 2004 until January 2012 and as President of ABC Sports from March 2003 until January 2012. Mr. Bodenheimer was named President of ESPN in November 1998, a position he held until January 2012. Mr. Bodenheimer joined ESPN in 1981 and served in a variety of senior sales and marketing positions prior to his appointment as President. Mr. Bodenheimer serves as a member of the board of directors of Under Armour, Inc.

		Key Attributes, Experience and Skills:

Mr. Bodenheimer has extensive experience in: marketing, promoting and producing sports and entertainment programming, including live major sporting events; identifying emerging sports properties; and assessing on-air and executive talent. Mr. Bodenheimer also has unique experience in evaluating and assessing the desirability of sports properties that are likely to be attractive to both the core demographics of our subscriber base and other segments of our existing and targeted customer base. The board of directors believes this experience is a significant asset to our company.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Mark D. Carleton	56	Mr. Carleton has been a director since December 2014.

Mr. Carleton has been the Chief Financial Officer of Liberty Media Corporation (“Liberty Media,” which term includes its predecessors), Liberty Broadband Corporation (“Liberty Broadband”) and Liberty Interactive Corporation (“Liberty Interactive”) since October 2016, and served as the Chief Development Officer of Liberty Media, Liberty Broadband and Liberty Interactive from January 2016 until October 2016. Mr. Carleton had also been the Chief Development Officer of Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) from January 2016 to September 2016. Mr. Carleton also served as Senior Vice President of Liberty Media from December 2003 to December 2015, Liberty Interactive from November 2014 to December 2015 and Liberty Broadband from October 2014 to December 2015. Prior to joining Liberty Media, Mr. Carleton was a partner at KPMG LLP from 1993 to 2003, where he also served as a member of KPMG LLP’s Board of Directors. Mr. Carleton previously served as a director of Sirius XM Radio Inc. from January 2013 to September 2013. Mr. Carleton currently serves as a director of Live Nation Entertainment, Inc., Barnes & Noble, Inc. and Air Methods Corporation. Mr. Carleton also served on the board of directors of Ideiasnet during the last five years.

		Key Attributes, Experience and Skills:

Mr. Carleton has extensive experience in the media, telecommunications and entertainment industries; this experience is very valuable in assessing and evaluating opportunities and our plans from both a short- and long-term perspective. He also brings to the board, among his other skills and qualifications, financial and accounting expertise acquired as the Chief Financial Officer of Liberty Media, Liberty Interactive and Liberty Broadband and as a partner at KPMG LLP. In addition, Mr. Carleton’s service on other public company boards has provided him with a number of skills, including experience in the areas of leadership development and succession planning, risk assessment, and stockholder and government relations.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Eddy W. Hartenstein	66

Mr. Hartenstein has been a director since July 2008, has served as the chairman of our board from November 2009 to April 2013 and has served as our lead independent director since April 2013. From May 2005 until the closing of the merger with XM in July 2008, Mr. Hartenstein served as a director of XM.

Mr. Hartenstein was the non-executive Chairman of the Board of Tribune Publishing, a leading diversified media company that includes the Los Angeles Times, from August 2014 through January 2016. Mr. Hartenstein retired as the Publisher and Chief Executive Officer of the Los Angeles Times in August 2014, a position he held since August 2008. In addition, Mr. Hartenstein served as Co-President of the Tribune Company from October 2010 to May 2011 and as President and Chief Executive Officer from May 2011 until January 2013. In December 2008, the Tribune Company filed for Chapter 11 bankruptcy protection and, under his leadership, emerged in December 2012. Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation), a television service provider, from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV, Inc. from late 2001 through 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Previously, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., a provider of satellite-based communications, Equatorial Communications Services Company, a provider of telephony and data distribution services, and NASA’s Jet Propulsion Laboratory, the lead U.S. center for robotic exploration of the solar system. Mr. Hartenstein also serves as a member of the board of directors of tronc, Inc., Broadcom Limited, TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation), Yahoo! Inc. and The City of Hope. Mr. Hartenstein served as a director of SanDisk Corporation during the last five years.

		Key Attributes, Experience and Skills:

Mr. Hartenstein has extensive experience in building, managing, marketing and operating satellite and subscription services. He brings direct and highly relevant expertise to the board in such areas as the construction and procurement of satellites, managing a large consumer subscriber base, consumer marketing, and the design and implementation of systems necessary to support a growing and dynamic consumer-oriented business.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James P. Holden	65	Mr. Holden has been a director since August 2001.

From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, one of the world’s largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at that company. Mr. Holden is the Lead Director of Speedway MotorSports, Inc., the Lead Director of Snap-On Incorporated and a member of the board of directors of Elio Motors, Inc.

		Key Attributes, Experience and Skills:

Mr. Holden has spent his career in the automotive business, a key market for our services. Mr. Holden’s perspective on, and knowledge of, the inner workings, business and product planning processes in the automotive industry are significant assets to the board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Gregory B. Maffei	56	Mr. Maffei has been a director since March 2009 and has served as the chairman of our board since April 2013.

He has served as a director and the President and Chief Executive Officer of Liberty Media since May 2007, Liberty Broadband since June 2014 and Liberty TripAdvisor since July 2013 and has served as Chairman of the Board of Liberty TripAdvisor since June 2015. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Interactive since February 2006 and as a director since November 2005. He also served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, as Chairman, Chief Executive Officer and President of 360networks Corporation and the Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as (i) the Chairman of the Board of Liberty TripAdvisor, Inc. since February 2013, (ii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (iii) a director of Charter Communications, Inc. since May 2013, and (iv) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow Inc., from May 2005 to February 2015. Mr. Maffei served as a director of Barnes & Noble, Inc. from September 2011 to April 2014, as a director of Electronics Arts, Inc. from June 2003 to July 2013 and as the Chairman of the Board of Directors of Starz from January 2013 to December 2016.

		Key Attributes, Experience and Skills:

Mr. Maffei brings to the board significant financial and operational experience based on his senior policy-making positions at Liberty Media, Liberty Interactive, Liberty TripAdvisor, Liberty Broadband, Oracle, 360networks and Microsoft. He also provides the board with executive leadership perspective on the operations and management of large public companies, including companies in the technology, media and telecommunications space. The board also benefits from his extensive public company board experience.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Evan D. Malone	46	Dr. Malone has been a director since May 2013.

Dr. Malone has served as President of NextFab Studio, LLC, a high-tech workshop offering technical training, consulting, and product design and prototyping services, since June 2009 and has been an engineering consultant for over five years. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. During 2008, Dr. Malone also served as a post-doctoral research assistant at Cornell University and an engineering consultant with Rich Food Products, a food processing company. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, LLC, a wine bar, and Rex 1516, a restaurant, both in Philadelphia. Dr. Malone has served as a director of Liberty Media since September 2011 and has served as a director of Liberty Interactive since August 2008.

		Key Attributes, Experience and Skills:

Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone’s unique perspectives assist the board in adapting to technological changes facing the audio entertainment industry. His entrepreneurial experience also provides the board valuable insights in evaluating opportunities in existing, new and emerging technologies.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James E. Meyer	62	Mr. Meyer has served as our Chief Executive Officer since December 2012 and has been a director since January 2013.

Previously, Mr. Meyer was our President, Operations and Sales. Prior to joining us in May 2004, Mr. Meyer was the President of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the Senior Executive Vice President of Digital Media Solutions of Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held several senior management positions at General Electric and RCA. Mr. Meyer is Chairman of the Board of Directors and a director of TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation).

		Key Attributes, Experience and Skills:

As our Chief Executive Officer, Mr. Meyer is responsible for setting and executing the goals and strategies related to our business. Mr. Meyer provides the board not only with a knowledge of our day-to-day operations, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business. His ability as a director to share his views during the board’s deliberations is of significant benefit to the other members of the board of directors.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James F. Mooney	62	Mr. Mooney has been a director since July 2003.

Mr. Mooney is the Chief Executive Officer of Four Horsemen Consulting Group. Mr. Mooney was a director and chairman of the board of directors of Virgin Media Inc., a U.K. entertainment and communications business, from March 2003 until June 2013. From December 2004 to December 2007, Mr. Mooney was the chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas. Mr. Mooney is the Chairman of the Archdiocese of New York for Central Westchester, a member of the board of St. Thomas Aquinas College and a member of the Board of Advisors for the University of Notre Dame. Mr. Mooney was previously a member of the board of directors of Sidera Networks, LLC, a provider of high capacity communications services to carrier and enterprise customers.

		Key Attributes, Experience and Skills:

Mr. Mooney has had a varied career in industries ranging from computer products to telecommunications, including relevant experience in subscriber-based businesses. His diverse experience is useful in our business planning process, and in analyzing subscriber trends, marketing opportunities, personnel and our long-term business plans.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Carl E. Vogel	59	Mr. Vogel has been a director since April 2011.

Mr. Vogel is a private investor and an industry advisor for Kohlberg Kravis Roberts & Co. LP. Mr. Vogel is also a member of the board of directors of Dish Network Corporation, a satellite television provider, and a senior advisor to its Chairman. He served as President of Dish Network Corporation from September 2006 until February 2008 and served as its Vice Chairman from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar Communications Corporation. From 2001 until 2005, Mr. Vogel served as the President and Chief Executive Officer of Charter Communications Inc., a cable television and broadband services provider. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. Mr. Vogel is a member of the board of directors and corporate governance committee of Shaw Communications, Inc., a diversified communications company providing broadband cable and direct-to-home satellite services in Canada, a member of the board of directors and audit committee of Universal Electronics, Inc., a provider of wireless control technology for connected homes, and is a member of the board of directors, audit committee, corporate governance and nominating committee and executive committee of Ascent Media Corporation. He is also a member of the board of directors, chairman of the audit committee, and a member of the compensation committee of AMC Networks, Inc., a provider of cable television programming.

		Key Attributes, Experience and Skills:

Mr. Vogel has extensive experience as a leader in media and subscription businesses, including in many companies and ventures with operations that are directly related and complementary to our business, such as Dish Network, Charter Communications, Shaw Communications and AMC Networks. In addition, his experience as a chief executive officer, private equity advisor and investor is useful in, and provides the directors a valuable perspective on, the board’s evaluation of media industry trends and opportunities, the assessment of executive talent, and the consideration of strategic acquisitions and alternatives.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Vanessa A. Wittman	49	Ms. Wittman has been a director since April 2011.

Ms. Wittman is currently a private investor. Ms. Wittman was the Chief Financial Officer of Dropbox, a cloud based storage and collaboration company, from March 2015 until October 2016, and then served as an advisor to that company until April 2017. From March 2012 to February 2015, Ms. Wittman was the Senior Vice President and Chief Financial Officer of Motorola Mobility, then a subsidiary of Google. From September 2008 to March 2012, she served as Executive Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc., a professional services company providing advice and solutions in the areas of risk, strategy, and human capital. Prior to joining Marsh & McLennan, Ms. Wittman was Chief Financial Officer and Executive Vice President of Adelphia Communications Corp., a cable television company, from 2003 to 2007. Prior to Adelphia, Ms. Wittman served as Chief Financial Officer of 360networks, a wholesale provider of telecommunications services. She also has held positions with Microsoft, Metricom Inc. and Morgan Stanley & Co. Incorporated. Ms. Wittman also serves on the board of directors of Ulta Beauty, Inc., a beauty products retailer.

		Key Attributes, Experience and Skills:

Ms. Wittman has been the chief financial officer of various public and private companies and has held senior positions in multi-national companies during her career. She also has been a director at several companies, including serving as audit committee chair for a public company.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
David M. Zaslav	57	Mr. Zaslav has been a director since May 2013.

Mr. Zaslav has been the President and Chief Executive Officer of Discovery Communications, Inc., one of the largest nonfiction media companies in the world, since January 2007 and a director since September 2008. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc., a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav also serves on the boards of Lions Gate Entertainment, the National Cable & Telecommunications Association, The Cable Center, Center for Communication, Skills For America’s Future, Grupo Televisa, Partnership for New York City and USC Shoah Foundation. He is also a member of the Board of trustees for The Paley Center for Media and the Mt. Sinai Medical Center.

		Key Attributes, Experience and Skills:

Mr. Zaslav, as the Chief Executive Officer of Discovery Communications and through his prior work in television, has developed a deep understanding of the media and entertainment industry. This experience, together with his general management expertise, positions him as a valued presence on our board of directors to assist us in evaluating programming and marketing opportunities and further understanding our diverse and growing subscriber base, including trends in the audio entertainment industry.

The board of directors recommends a vote “FOR” the election of each of the nominees named above.

What are the responsibilities of the board of directors?

The business and affairs of our company are managed under the direction of our board of directors. Our board, among other things, oversees senior management selection, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

How are nominees for the board of directors selected?

Our Nominating and Corporate Governance Committee reviews possible candidates to be directors and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board’s committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for potential director nominees. Such suggestions, together with appropriate biographical and other information required pursuant to our By-laws, should be submitted to our Corporate Secretary, Sirius XM Holdings Inc., 1290 Avenue of the Americas, 11th Floor, New York, New York 10104. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other potential candidates to be directors.

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which a candidate would fill a present need on the board of directors. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be qualified to be a director and may ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the board that candidate’s nomination as a director.

What is the board’s leadership structure?

Gregory B. Maffei is the Chairman of our board of directors. The Chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring our performance and the performance of management. The Chairman, among other things, presides over meetings of the board of directors, establishes the agenda for each meeting of the board in consultation with our Chief Executive Officer, oversees the distribution of information to directors, and performs other duties or assignments as agreed with either the board of directors or our Chief Executive Officer. The board of directors has determined that it is currently in our best interests to separate the Chairman of the board position and the Chief Executive Officer position because it allows the Chief Executive Officer to focus on our day-to-day business, including risk management, while allowing the Chairman of the board to lead the directors and assist the board in its fundamental role of providing advice to, and oversight of, management. Further, the board recognizes that the Chief Executive Officer position requires a significant dedication of time, effort, and energy. Our Corporate Governance Guidelines (the “Guidelines”) do not establish this approach as a policy, but as a matter that is considered from time-to-time.

Does the board have a lead independent director?

Liberty Media beneficially owns, directly and indirectly, over 67% of our outstanding common stock. In light of that control relationship, the board of directors believes it is appropriate, and a matter of good corporate governance, to designate a director to serve as the lead independent director. The board has designated Eddy W. Hartenstein, the former Chairman of our board of directors, to serve as the lead independent director. The lead independent director coordinates the activities of the other independent directors and performs such other duties and responsibilities as the board of directors determines.

Are all of the directors required to be independent?

Liberty Media beneficially owns, directly and indirectly, over 67% of our outstanding common stock entitled to vote for the election of directors. As a result, we are considered a “controlled company” and are accordingly exempt from certain corporate governance requirements of The NASDAQ Global Select Market (“NASDAQ”) Rules including, among other items, the requirement that our board of directors be comprised of a majority of independent directors, that we have a compensation committee comprised of independent directors and that director nominations are recommended by the independent members of the board of directors or a nominating committee composed of independent directors. We rely on these exemptions available to a controlled company with respect to the independence requirement of our compensation committee and our nominating committee.

The controlled company exemption does not extend to the audit committee independence requirements. Accordingly, our audit committee will continue to be comprised solely of directors meeting the independence standards under the applicable NASDAQ listing standards, Section 10A(m)(3) of the Exchange Act and our Guidelines.

How does the board determine which directors are considered independent?

Our board reviews the independence of our directors annually. The provisions of our Guidelines regarding director independence meet, and in some areas exceed, the listing standards of NASDAQ. A copy of the Guidelines is available on our website at http://investor.siriusxm.com.

The Nominating and Corporate Governance Committee undertook a review of director independence in March 2017. As part of this review, the Committee reviewed with our Corporate Secretary questionnaires submitted by directors. These questionnaires disclose transactions and relationships between each director or members of his or her immediate family, on one hand, and us, other directors, members of our senior management and our affiliates, on the other hand.

Based on this review, the Nominating and Corporate Governance Committee determined that all of our directors and nominees are independent under the standards set forth in our Guidelines and the applicable NASDAQ listing standards, with the exception of James E. Meyer, our Chief Executive Officer, Gregory B. Maffei and Mark D. Carleton, each of whom is an employee of Liberty Media, and Evan D. Malone, whose father is the Chairman of Liberty Media. With respect to George W. Bodenheimer, the board evaluated the ordinary course transactions during the last three fiscal years between us and ESPN, for which he served as an executive officer during the last three years, and found that the amounts paid by us to ESPN did not preclude finding Mr. Bodenheimer independent.

The board has determined that a majority of the members of the Compensation Committee meet the independence standards under the applicable NASDAQ listing standards and our Guidelines and qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The board has determined that a majority of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by NASDAQ applicable to serving on the Nominating and Corporate Governance Committee and our Guidelines.

The board has also determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NASDAQ listing standards, Section 10A(m)(3) of the Exchange Act and our Guidelines.

Our independent directors meet regularly in executive sessions.

What are the current standing committees of the board of directors and who are the members of these committees?

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time the board may also form ad hoc committees.

Copies of the current charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at http://investor.siriusxm.com. The Compensation Committee has not adopted a charter.

The following table shows the current members and chair of each committee and the principal functions performed by each committee:

Committee	Functions
Audit
Members:	•	Selects our independent registered public accounting firm
Joan L. Amble*	•	Reviews reports of our independent registered public accounting firm
Eddy W. Hartenstein Vanessa A. Wittman	•	Reviews and approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit
	•	Monitors the effectiveness of the audit process
	•	Reviews the adequacy of financial and operating controls
	•	Monitors our corporate compliance program
	•	Monitors our policies and procedures for enterprise risks
Compensation
Members: George W. Bodenheimer	•	Reviews our senior management compensation policies and strategies
Mark D. Carleton James P. Holden	•	Oversees and evaluates our overall compensation structure and programs
Carl E. Vogel*
Nominating and Corporate Governance
Members: Gregory B. Maffei	•	Develops and implements policies and practices relating to corporate governance
James F. Mooney* Carl E. Vogel	•	Reviews and monitors implementation of our policies and procedures related to the selection of director candidates
David M. Zaslav	•	Assists in developing criteria for open positions as directors on the board of directors
	•	Reviews background information on potential candidates for directors and makes recommendations to the board of directors
	•	Makes recommendations to the board of directors with respect to committee assignments

*	Chair

How often did the board and its committees meet during 2016?

During 2016, there were nine meetings of our board of directors, nine Audit Committee meetings, two Compensation Committee meetings and two Nominating and Corporate Governance Committee meetings. Each director nominee attended 75% or more of the total number of meetings of the board and meetings held by committees on which he or she served.

Directors are also encouraged to attend the annual meeting of stockholders. Mr. Meyer attended our 2016 annual meeting of stockholders.

How can stockholders communicate with the board of directors?

Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at http://investor.siriusxm.com under “Corporate Governance—Contact Our Board.”

Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon written request to our Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

Mr. Bodenheimer, Mr. Carleton, Mr. Holden, and Mr. Vogel served as members of the Compensation Committee during 2016. None of the members of the Compensation Committee is or has been an executive officer of our company, and no director who served on the Compensation Committee during 2016 had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of our company or as a member of the Compensation Committee during 2016.

Director Compensation Table for 2016

The following table provides compensation information for the year ended December 31, 2016 for each of our non-employee directors. Directors who are employees do not receive compensation for their services as directors.

Name	Fee Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Joan L. Amble(5)	130,000	25,003	75,053	—	230,056
Anthony J. Bates(6)	25,000	—	—	—	25,000
George W. Bodenheimer	100,000	25,003	75,053	—	200,056
Mark D. Carleton	100,000	25,003	75,053	—	200,056
Eddy W. Hartenstein	150,000	25,003	75,053	—	250,056
James P. Holden	100,000	25,003	75,053	1,431	201,487
Gregory B. Maffei	150,000	25,003	75,053	—	250,056
Evan D. Malone	100,000	25,003	75,053	—	200,056
James F. Mooney	110,000	25,003	75,053	938	210,994
Carl E. Vogel	120,000	25,003	75,053	—	220,056
Vanessa A. Wittman	100,000	25,003	75,053	—	200,056
David M. Zaslav	100,000	25,003	75,053	—	200,056

(1)

The aggregate grant date fair values of stock awards were computed in accordance Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation, (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. On May 25, 2016, non-employee directors were each awarded 6,314 shares of common stock with a grant date value of $25,003. At December 31, 2016, the aggregate number of unvested restricted stock units and dividend equivalent units outstanding for Mr. Holden was 143,580 and for Mr. Mooney was 93,974.

(2)

The aggregate grant date fair values of stock option awards were computed in accordance FASB ASC 718, Compensation—Stock Compensation, (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. On May 25, 2016, non-employee directors were each awarded 79,500 options at an exercise price of $3.96 per share with a grant date fair value of $75,053.

(3)

At December 31, 2016, the aggregate number of option awards outstanding for each non-employee director was as follows: Ms. Amble—1,123,218; Mr. Bodenheimer—245,774; Mr. Carleton—192,134; Mr. Hartenstein—1,669,455; Mr. Holden—552,039; Mr. Maffei—773,218; Dr. Malone—266,293; Mr. Mooney—379,344; Mr. Vogel—402,993; Ms. Wittman—402,993; and Mr. Zaslav—266,293.

(4)

Represents the fair market value of dividend equivalents awarded during 2016. Dividends were not factored into the grant date fair value of the previously disclosed awards of restricted stock units to Messrs. Holden and Mooney.

(5)

During 2016, Ms. Amble contributed her $130,000 cash director fee into the Sirius XM Holdings Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). During 2016, Ms. Amble recorded gains of $7,302 on her deferrals, and her balance in the Deferred Compensation Plan at December 31, 2016 was $137,302.

(6)	In February 2016, Anthony J. Bates resigned from our board.

2015 Director Compensation Plan. As Chairman of the board of directors, in 2016, Mr. Maffei received an annual cash retainer of $150,000. Mr. Hartenstein, our lead independent director, also received an annual cash retainer of $150,000. The other non-employee members of our board of directors each received an annual cash retainer of $100,000. Each director who served as chair of a committee of the board of directors in 2016 received an additional annual cash retainer as follows: the Audit Committee chairwoman received $30,000; the Compensation Committee chairman received $20,000; and the Nominating and Corporate Governance Committee chairman received $10,000.

In addition, in 2016, each member received an equity-based award with a grant date value equal to approximately $75,000 in the form of options to purchase our common stock. The options were granted on the business day following the 2016 annual meeting of stockholders. These options to purchase our common stock will vest over a four-year period, with 25% vesting on each anniversary of the date of grant. In 2016, each member also received unrestricted and fully vested shares of our common stock with a grant date value of approximately $25,000 granted on the business day following the 2016 annual meeting of stockholders.

New Director Compensation Plan. In March 2017, the Compensation Committee amended the director compensation policy to change the mix of equity-based compensation in a manner consistent with the Committee’s view of the market for director compensation for other similarly sized and situated companies. The amendments only changed the equity-based compensation awarded to each director, will be effective on the date of this year’s annual meeting of stockholders and will apply to director compensation earned with respect to 2017.

Pursuant to amended compensation policy, each member will receive an equity-based award with a grant date value equal to $35,000 in the form of options to purchase our common stock. The options will be granted annually on the business day following that year’s annual meeting of stockholders. These options to purchase our common stock awarded to our non-employee directors will vest over a three-year period, with one-third vesting on each anniversary of the date of grant. Each member will also receive restricted stock units with a grant date value of $65,000 annually on the business day following that year’s annual meeting of stockholders. Each restricted stock unit entitles the holder to one share of our common stock on the vesting date. These restricted stock units will vest over a three-year period, with one-third vesting on each anniversary of the date of grant.

Directors may defer their annual cash retainer each year under the Sirius XM Holdings Inc. Deferred Compensation Plan. Participation in the Deferred Compensation Plan, and to what extent, is at each director’s discretion and there is no matching contribution from us. In 2016, Ms. Amble was the only director that participated in the Deferred Compensation Plan. At the time of making a deferral election, directors designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon a change in control or a termination as a director, subject to certain conditions provided for under the Deferred Compensation Plan and Section 409A of the Internal Revenue Code. Directors have the opportunity to designate the investment funds to which the deferred amounts are to be credited. All investment gains and losses in a director’s account under the Deferred Compensation Plan are entirely based upon the investment selections made by the director. We have established a grantor (or “rabbi”) trust to facilitate payment of our obligations under the Deferred Compensation Plan.

Dividend equivalent units are granted to directors if, on any date while RSUs they hold are outstanding, we pay a dividend on our common stock (other than a dividend payable in common stock). The number of RSUs granted to the director are, as of the record date for such dividend payment, increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the director as of such record date, multiplied by (y) the per share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per share value of such dividend, as determined in good faith by us), divided by (b) the average closing price of a share of our common stock on NASDAQ on the twenty trading days preceding, but not including, such record date. Dividend equivalent units vest on the same terms as the related RSUs.

We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board and committees thereof.

STOCK OWNERSHIP

Who are the principal owners of our stock?

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2017 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. “Beneficial ownership” includes those shares a person has or shares the power to vote or transfer or has the right to acquire within 60 days of the measurement date. Based upon a Schedule 13D/A filed on November 3, 2014 by Liberty Media Corporation, the beneficial owner of the common stock listed below has sole investment and voting power with respect to these shares.

Name and Address of Beneficial Owner of Common Stock	Shares Beneficially Owned as of February 28, 2017
	Number	Percent
Liberty Media Corporation(1)	3,162,173,996	67.21%
12300 Liberty Boulevard
Englewood, CO 80112

(1)

The ownership percentage is based upon the information contained in a Schedule 13D/A filed on November 3, 2014 and a Form 4 filed on December 9, 2014 by Liberty Media Corporation and the actual number of shares outstanding, 4,704,738,981, as of February 28, 2017.

How much stock do our directors and executive officers own?

The following table shows the number of shares of common stock beneficially owned as of February 28, 2017 by each of our directors, each of our named executive officers and all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class
Joan L. Amble	906,287	*
George W. Bodenheimer	83,972	*
Mark D. Carleton(2)	50,017	*
Eddy W. Hartenstein	1,456,524	*
James P. Holden	385,108	*
Gregory B. Maffei(2)	606,287	*
Evan D. Malone(2)	99,362	*
James F. Mooney(3)	221,513	*
Carl E. Vogel	236,062	*
Vanessa A. Wittman	236,062	*
David M. Zaslav	99,362	*
James E. Meyer	12,993,665	*
Scott A. Greenstein	5,572,369	*
David J. Frear(4)	9,095,669	*
James A. Cady	1,970,274	*
Patrick L. Donnelly	4,017,009	*
All Executive Officers and Directors as a Group (20 persons)	50,257,212	1.06%

*	Less than 1% of our outstanding shares of common stock.

(1)

These amounts include shares of common stock, restricted shares of common stock, restricted stock units, performance-based restricted stock units and unexercised stock options that the individuals hold or have the right to acquire within sixty days of February 28, 2017. Also included are the following numbers of shares of common stock acquired under and held in the Sirius XM Radio Inc. 401(k) Savings Plan as of February 28, 2017: Mr. Meyer—5,377 shares; Mr. Greenstein—73,029 shares; Mr. Frear—85,398 shares; Mr. Cady—0 shares; Mr. Donnelly—

18,269 shares; and all other executive officers not shown above—65,162 shares. In the case of Messrs. Holden, Mooney, Meyer, Greenstein, Cady and Donnelly, the amounts also include any dividend equivalent restricted stock units they beneficially own or could beneficially own within sixty days of February 28, 2017.

(2)

Messrs. Carleton and Maffei are employees of Liberty Media, which beneficially owns 3,162,173,996 shares (or over 67%) of our common stock as of February 28, 2017, and they disclaim beneficial ownership of the shares owned by Liberty Media and its affiliates. Dr. Malone is a member of the board of directors of Liberty Media and also disclaims beneficial ownership of the shares owned by Liberty Media and its affiliates.

(3)	Includes 9,100 shares held as custodian for Mr. Mooney’s child.

(4)	Includes 1,900 shares held by Mr. Frear’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports filed pursuant to Section 16(a) of the Exchange Act and written representations furnished to us during our most recent fiscal year, we know of no director, executive officer or beneficial owner of more than 10% of our common stock who failed to file on a timely basis reports of beneficial ownership of our common stock as required by Section 16(a) of the Exchange Act, other than one late filing by each of James P. Holden and James F. Mooney as a result of the failure to timely file a Form 4 to report certain dividend equivalent restricted stock units issued to Messrs. Holden and Mooney in connection with the special cash dividend paid in December 2012.

GOVERNANCE OF THE COMPANY

How does the board of directors oversee our risk management process?

The board executes its oversight responsibility for risk management directly and through its committees, as follows:

•

The Audit Committee has primary responsibility for monitoring our internal audit, corporate, financial and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise from time to time and the measures taken by management to monitor and limit risks.

•

The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings and (ii) executive in charge of internal audit (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to internal audit findings.

•

We have a Compliance Officer who is in charge of our compliance with FCC related laws and regulations and training and monitoring compliance with those laws and regulations. Our Executive Vice President, General Counsel and Secretary reports to the Audit Committee throughout the year on information received via submissions to our compliance hotline and any changes or developments in compliance matters. Each quarter, our Chief Financial Officer reports to the board of directors on our performance and discusses how actual performance compares to our business plan and budget. Our executive officers report regularly to the board about the risks and exposures related to our business.

•

The other committees of the board of directors oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee assesses risks associated with our compensation policies and programs for executives.

•	The committees report to the board of directors at every regular board meeting on the topics discussed and actions taken at the most recent committee meeting. Our board of directors discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

•

Our board of directors also considers specific risk topics throughout the year, including risks associated with our business plan, litigation, operational efficiency, government regulation, physical facilities, information technology infrastructure, cybersecurity and capital structure, among many others. The board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business.

What are our policies and procedures for related party transactions?

We have adopted a written policy and written procedures for the review, approval and monitoring of transactions involving the Company or its subsidiaries and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors or their immediate family members, or stockholders owning more than five percent of our common stock.

Our related person transaction policy requires:

•

that any transaction in which the Company is a participant, a related person has a material direct or indirect interest and which exceeds $120,000 (such transaction referred to as a “related person” transaction) and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by a committee of the board composed solely of independent directors who are disinterested or by the disinterested members of the board; and

•

that any employment relationship or transaction involving an executive officer and the Company must be approved by the Compensation Committee or recommended by the Compensation Committee to the board for its approval.

In connection with the review and approval or ratification of a related person transaction, management must:

•

disclose to the committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and the Internal Revenue Code.

Since the beginning of fiscal 2016, there were no related party transactions that are required to be disclosed pursuant to the SEC rules and regulations.

What is the relationship between Sirius XM and Liberty Media Corporation?

In February and March 2009, we entered into several transactions to borrow up to $530 million from Liberty Media Corporation and its affiliates. All of these loans were repaid in cash in 2009.

As part of the transactions with Liberty Media, in February 2009, we entered into an investment agreement (the “Investment Agreement”) with Liberty Radio, LLC, an indirect wholly-owned subsidiary of Liberty Media. Pursuant to the Investment Agreement, we issued to Liberty Radio, LLC 12,500,000 shares of convertible preferred stock in partial consideration for the loan investments. The preferred stock was convertible into approximately 40% of our outstanding shares of common stock (after giving effect to such conversion).

In September 2012, Liberty Radio, LLC converted 6,249,900 shares of its preferred stock into 1,293,467,684 shares of our common stock. In January 2013, the Federal Communications Commission granted Liberty Media approval to acquire de jure control of us and Liberty Radio, LLC converted its remaining preferred stock into 1,293,509,076 shares of our common stock. As a result of these conversions of preferred stock and additional purchases of our common stock, Liberty Media then beneficially owned, directly and indirectly, over 50% of our outstanding common stock.

Three individuals who are affiliated with Liberty Media, either as executives or members of the board of directors of Liberty Media, are members of our board of directors. Gregory B. Maffei, the President and Chief Executive Officer of Liberty Media, is the Chairman of our board of directors.

As a result, Liberty Media has the ability to control our affairs, policies and operations, such as the appointment of management, future issuances of our common stock or other securities, the payment of dividends on our common stock, the incurrence of debt by us, amendments to our certificate of incorporation and by-laws and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with the interests of other stockholders. In addition, Liberty Media can determine the outcome of all matters requiring general stockholder approval and has the ability to cause or prevent a change of control of our Company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our Company. The concentration of ownership could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company and might ultimately affect the market price of our common stock.

Does Sirius XM have corporate governance guidelines and a code of ethics?

Our board of directors adopted the Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs our affairs. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors.

Our board of directors has also adopted a Code of Ethics, which is applicable to all our directors and employees, including our chief executive officer, principal financial officer and principal accounting officer.

Our Guidelines and the Code of Ethics are available on our website at http://investor.siriusxm.com under “Corporate Governance” and in print to any stockholder who provides a written request for either document to our Corporate Secretary. If we amend or waive any provision of the Code of Ethics with respect to our directors, chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, or “CD&A,” describes and analyzes our executive compensation program for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers named in our Summary Compensation Table. We refer to these five officers throughout this CD&A and the accompanying tables as our “named executive officers”.

Executive Summary

The Compensation Committee is responsible for developing and maintaining a compensation program for our senior management, including our named executive officers. Our executive compensation program plays a key role in our operating and financial success. The Compensation Committee has strived to design this compensation program with great care, focusing first and foremost on the incentives that the program promotes. The Compensation Committee believes that our ability to incentivize and retain top executive talent is essential to our long-term success, particularly in light of the challenging competitive, regulatory and technological environments in which we operate.

In 2016, the Compensation Committee engaged Frederick W. Cook & Co., Inc., an independent consulting firm specializing in executive compensation and related corporate governance matters, to assess our equity-based compensation practices for our senior management. The Compensation Committee reviewed the independence of Frederick W. Cook & Co., Inc. and concluded that the firm was independent and that its work for the Compensation Committee would not raise any conflicts of interest. The Compensation Committee spent several months working with representatives of Frederick W. Cook & Co. Inc. comparing our equity-based compensation structure to other similarly situated companies with a view to improving and strengthening our program. As part of this process, Frederick W. Cook & Co. Inc. analyzed our long-term incentive programs, interviewed members of the board of directors and management as to our strategic and financial objectives and the implication for compensation programs, and performed a competitive analysis of long-term incentive plan designs among other companies selected by us and Frederick W. Cook & Co. Inc. As a result of this process, in 2016, the Compensation Committee modified our senior management compensation plan to reduce the reliance on stock options and add performance-based restricted stock units (“PRSUs”) with vesting tied directly to free cash flow performance targets established by the Compensation Committee. In 2017, equity-based compensation for our senior management is anticipated to generally follow the guidelines established by the Compensation Committee in late 2016: 25% stock options; 25% restricted stock units (“RSUs”), which will vest in installments over time; and 50% PRSUs, which will cliff vest if the performance targets established by the Compensation Committee are achieved.

The Compensation Committee continues to believe that it is important to remain flexible in terms of senior management compensation to constantly evaluate the market for executive compensation and that the interests of the Company and its stockholders is best served by regular evaluations of all aspects of our compensation structure and individually tailored compensation arrangements. Accordingly, the Compensation Committee intends to discuss and evaluate our compensation program regularly, particularly the equity-based components of our compensation program, and may modify its practices, including with respect to the mix of securities, to respond to market practices and other events and best serve the interests of our stockholders.

The Compensation Committee concluded its work with Frederick W. Cook & Co., Inc. in the fourth quarter of 2016. This Compensation Discussion and Analysis, or “CD&A,” describes and analyzes our executive compensation program both before and after the compensation changes implemented in the fourth quarter. Specifically, the employment agreement and related compensation arrangements entered into with Mr. Donnelly reflect the Compensation Committee’s new long-term incentive compensation philosophy, which we believe more closely aligns executive pay with our performance.

Do’s and Do Not’s of Executive Compensation

What We Do	✓	Introduced PRSUs into our long-term incentive program for our executive officers
	✓	Include clawback provisions in our executive employment agreements
	✓	Provide reasonable post-employment and change in control protections as retention tools
	✓	Include “double-trigger” change in control provisions in our Sirius XM Holdings Inc. 2015 Long Term Stock Incentive Plan

What We Don’t Do	✗	No golden parachute excise tax gross-ups in employment agreements
	✗	No repricing of underwater stock options
	✗	No excessive perquisites

Result of 2014 Say-on-Pay Vote

At our annual meeting in 2014 we held an advisory “say on pay” vote on the compensation of our named executive officers. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 84% of our common stock that voted casting votes in favor of our say-on-pay resolution. The Compensation Committee considered the strong support of our stockholders expressed for our overall compensation programs and philosophy and, other than the introduction of PRSUs in 2016, has not made any significant changes to the core elements of our compensation programs since that vote. We intend to conduct such advisory vote every three years, but will consider the results of the advisory “say when on frequency” vote being held at this year’s annual meeting in determining the frequency with which we will conduct future say on pay votes. The next say on pay vote will be held at this year’s annual meeting of stockholders.

Fiscal Year 2016 Business Highlights

We believe that our compensation program for our senior management, including our named executive officers, was instrumental in helping us deliver strong financial performance, strengthen our business and create value for our stockholders in 2016. We believe the compensation program for senior management is directly aligned with the interests of stockholders. In the face of operating in an intensively competitive, and rapidly changing, technological environment, our financial results exceeded our public guidance and our budget and business plan. Further, we believe that we remain well positioned to capitalize on opportunities and successfully address future business challenges. The following description highlights our successful financial and operating results for 2016:

Added approximately 1.75 million net new subscribers, resulting in a total of approximately 31.3 million subscribers, an increase of approximately 6% as compared to 2015;

Expanded our channel lineup to include new music, sports and talk channels, such as Fox Sports Radio and Volume, the first ever talk radio channel dedicated to music, and exclusive channels with Garth Brooks and Kenny Chesney, and renewed our agreements with Joel Osteen, Chris “Mad Dog” Russo and Learfield and IMG, which increased the number of college football and basketball games available to our subscribers; and

Entered into a new five-year agreement with Honda to continue providing connected vehicle services for their vehicles, and an arrangement with Sears to provide trial subscriptions to anyone who services their vehicle at one of their more than 600 auto centers.

(1)

In this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“Non-GAAP”). These Non-GAAP financial measures include adjusted EBITDA and free cash flow. We use these Non-GAAP financial measures and other performance metrics to manage our business, set operational goals and, in certain cases, as a basis for determining compensation for our employees. Please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Metrics—Glossary” section in our annual report for the fiscal year ended December 31, 2016 which accompanies this proxy statement for a discussion of such Non-GAAP financial measures, reconciliations to the most directly comparable GAAP measure and a discussion of these other performance metrics.

Primary Objectives of our Compensation Programs

What our Executive Compensation Program Primarily Consists of and	•	Consists primarily of three elements: (1) base salary; (2) performance-based annual bonus; and (3) long-term equity compensation.
What it Aims to Achieve:	•	Provides a mix of fixed compensation and short- and long-term incentives.
•

Serves as an effective means of attracting, retaining, rewarding, and motivating a talented, entrepreneurial and creative team of executives with the skills and experience necessary to achieve our business goals and enhance stockholder value.

Program Objectives

We strive to motivate, reward and retain highly qualified executives with the skills and experience necessary to provide leadership for our success. We provide compensation that is largely “at risk” and competitive with the various markets and industries in which we compete for talent. We also endeavor to develop executive compensation programs that are consistent with, explicitly linked to, and support our strategic objectives—growing our business while enhancing stockholder value.

We achieve these objectives through three primary compensation elements:

•	a base salary;

•	a discretionary annual bonus that constitutes the short-term incentive element of our program; and

•	equity-based awards that constitute the long-term incentive element of our program.

The value of equity-based compensation represents a significant portion of our executives’ compensation, which is linked to the creation of long-term of stockholder value.

Competitive Compensation Levels	•

The Compensation Committee believes that an executive compensation program comprised principally of the above-described three elements is consistent with programs adopted by companies with which we compete for executive talent.

•

The program is structured to meet the requirements of the intensely competitive and rapidly changing environment in which we operate, while ensuring that we maintain continuity in our senior management.

	•	The program ensures executive officers are compensated in a manner that advances both the short- and long-term interests of our stockholders while not encouraging excessive risk-taking.

Compensation Mix	•	A significant proportion of the compensation for our named executive officers is “at risk"—namely, the annual bonus and equity-based awards.
	•	We believe this pay mix motivates the named executive officers to achieve goals and objectives that support our business plan and align our executives’ interests with those of our stockholders.
	•	Compensation in the form of, or based on the value of, our common stock incentivizes executives to enhance stockholder value.

For 2016, approximately 89% of our Chief Executive Officer’s direct compensation (defined as base salary, annual bonus and long-term incentive awards), and approximately 83% of the direct compensation for our other named executives officers, was “at risk,” as illustrated below. Long-term Incentive compensation includes a pro rata portion of the equity compensation from 2016 and prior years that vests or compensates the employee during 2016.

How We Determine Executive Compensation

Processes and Compensation Decisions

The Compensation Committee does not attempt to set compensation levels (including the base salary, bonus and long-term incentive award elements) for our senior management within a particular range related to levels established by reference to any specific peer group. The Compensation Committee does, however, monitor “best practices” and emerging trends in executive compensation, relies on the general business and industry knowledge and experience of its members, and uses market comparisons for specific positions as one of many factors in making compensation decisions. Any compensation or equity awards provided to the named executive officers are subject to clawback as may be required pursuant to any law or regulation.

In determining compensation element levels, including the size and potential award opportunity of equity-based awards, if any, for each named executive officer (other than the Chief Executive Officer), the Compensation Committee also consults with and considers the recommendations and input of Mr. Meyer, our Chief Executive Officer.

In making decisions with respect to a named executive officer’s compensation, the Compensation Committee considers the officer’s level of responsibility, experience and contributions,

internal pay equity and the total compensation that may be awarded to the officer, including salary, bonus, long-term incentives, perquisites and other benefits. In addition, the Compensation Committee considers the other benefits to which the officer is entitled under the officer’s employment agreement, including compensation payable upon termination of employment. (Each named executive officer is employed pursuant to agreements described under “Potential Payments upon Termination or Change in Control—Employment Agreements” below.)

Each Element of Our Executive Compensation Program and How it Works

Our practices with respect to the key compensation elements (base salary, annual bonus, and long-term incentives), as well as other elements of compensation, are described below, followed by a discussion of the specific factors considered in determining the levels of these compensation elements for the named executive officers for 2016.

Base Salary

Base salaries for the named executive officers are determined consistent with the terms of their respective employment agreements. The base salaries set forth in the employment agreements and any increases over these amounts are determined by the Compensation Committee based on a variety of factors, including:

	•	The nature and responsibility of the executive’s position and, to the extent available and deemed relevant, salary trends for persons in similar positions at comparable companies

Factors Affecting Base Salary Considerations	•	The expertise, demonstrated leadership and management ability of the individual executive

	•	The executive’s total compensation, including other cash bonus awards and equity-based awards

	•	The competitiveness of the market for the executive’s services

The Compensation Committee also considers the recommendations of our Chief Executive Officer (except as to his own compensation). In setting base salaries, the Compensation Committee also believes that the amount of base salary should be a relatively smaller portion of each named executive officer’s overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders.

Annual Incentives

•

Annual bonuses are discretionary. In considering bonuses, the Compensation Committee takes into consideration all factors relevant to the Company’s and the executive’s performance, including numerous financial and operating metrics, without being limited by a purely formulaic approach

Annual Incentives – Annual Bonus	•	The Compensation Committee has historically awarded annual bonuses in cash, but may award bonuses in cash, restricted stock, RSUs, PRSUs, stock options or a combination thereof

	•	None of our named executive officers are entitled to a guaranteed or minimum annual bonus

•

Annual bonuses approved by the Compensation Committee for 2016 were intended to achieve two principal objectives: (1) link compensation with corporate performance; and (2) reward our named executive officers based on individual performance and contributions to our success.

To guide the Compensation Committee in determining annual bonus amounts for the named executive officers, in 2016, the Compensation Committee measured our performance using various criteria, such as increases in subscribers, revenue, adjusted EBITDA and free cash flow, contained in our annual business plan and budget and which we publicly report. These measures were used by the Compensation Committee as one set of factors, along with other financial and operational metrics that the Compensation Committee deemed relevant, in evaluating annual bonus awards for the named executive officers. Bonuses are determined based on these corporate performance measures and are based on a discretionary individual performance evaluation. A more detailed description of the methodologies used by the Compensation Committee to determine the annual bonuses, and the amount of the bonuses to our named executive officers, is discussed below under the heading “Fiscal Year 2016 Pay Results—Payment of Performance-Based Discretionary Annual Bonuses for 2016” and are reflected in the “Bonus” column of the 2016 Summary Compensation Table.

Long-term Incentive Compensation

The Compensation Committee determines the level of long-term incentive compensation in conjunction with total compensation provided to named executive officers and the objectives of our overall executive compensation program.

Why Long-Term Incentives Are a Key Aspect of Our Executive Compensation Program

Long-term incentive awards have historically represented a significant portion of our named executive officers’ total compensation opportunity. These awards are delivered through equity-based compensation that vest over a multi-year period to provide the named executive officers with a continuing stake in our success, align their interests with that of our stockholders, reward actions that create sustainable increases in stockholder value, and support our talent retention objectives through extended vesting requirements and forfeiture provisions. In 2016, we introduced PRSUs to the long-term incentive program for our senior management.

In past years, our long-term equity grants consisted of stock options and RSUs. The specific value of the options and RSUs granted was determined by the Compensation Committee and, other than with respect to the grants made to Mr. Meyer, with the assistance of our Chief Executive

Officer. In 2016, we introduced PRSUs to the long-term incentive program for our senior management. PRSUs are earned subject to achievement of a two-year free cash flow target established by the Compensation Committee, measured over a two-year performance period. The Compensation Committee views free cash flow as a critical operating metric for us that is more effectively measured over the multi-year performance period of the PRSUs. The settlement of PRSUs earned in respect of a two-year performance period is generally subject to the grantee’s continued employment with us for an additional vesting period following the end of the applicable performance period. We believe this feature serves as a retention tool.

A summary of the terms applicable to grants of stock options, RSUs and PRSUs is set forth below:

Stock Options

Stock options have an exercise price equal to the fair market value of our common stock on the date of grant, and therefore reward the executives only if the price of our stock increases after the date of grant

Generally vest over a period of three or four years in equal annual installments

Generally vest in installments subject to the executive’s continued employment, incentivizing executives to remain with the Company and sustain increases in stockholder value over extended periods of time

Restricted Stock Units

RSUs provide a more predictable retention device and aligns executive interests with stockholders, particularly in volatile equity markets. The value ultimately received by our executive officers as a result of the settlement of RSUs is directly tied to our stock price on the date of settlement

Vest on varying schedules. Some awards vest over a period of three or four years in equal annual installments, and other awards cliff vest of predetermined dates

Generally cliff vest subject to the executive’s continued employment, incentivizing executives to remain with the Company and sustain increases in stockholder value over extended periods of time

Performance-Based Restricted Stock Units

PRSUs reflect our compensation philosophy by establishing a clear connection between the compensation of our executives and the achievement of performance goals that are important for long-term value creation

Generally vest three years from grant date, subject to achievement of specified performance measures in the applicable performance period

In order for PRSUs to vest, our free cash flow must meet or exceed 80% of the performance target. 100% of the PRSUs granted will vest upon achievement of 100% or more of the performance target. The PRSUs will vest, on an interpolated basis, in respect of achievement between 80% and 100% of the performance target. PRSUs, to the extent earned following the performance period, become nonforfeitable, subject to the executive’s continuous employment through an additional vesting period. The Compensation Committee retains the discretion to modify performance targets and the vesting schedule of PRSUs

Fiscal Year 2016 Pay Results

2016 Base Salary Decisions

During 2016, in connection with the extension of their employment agreements, as described below, the Compensation Committee approved increases to the base salaries of Mr. Greenstein from $1,250,000 to $1,500,000 in May 2016 and Mr. Donnelly from $725,000 to $875,000 in November 2016. These increases were negotiated with Messrs. Greenstein and Donnelly as part of their employment agreements. None of our other named executive officers received base salary increases in 2016.

Payment of Performance-Based Discretionary Annual Bonuses for 2016

In 2016, the Compensation Committee again adopted, under the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan, a bonus program designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “NEO Plan”). Pursuant to the NEO Plan, a pool for annual bonuses was established for our Chief Executive Officer and the other named executive officers, other than our Chief Financial Officer, consisting of 2.75% of our EBITDA for 2016. For purposes of the NEO Plan, EBITDA means earnings before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles, without giving effect to any adjustments for stock-based compensation or other recurring non-operating items, but subject to adjustment for extraordinary and non-recurring events. No amounts could be paid under the NEO Plan unless a threshold amount of EBITDA of $1,450 million was achieved. The maximum bonus that a named executive officer could receive under the NEO Plan was limited to a percentage of the pool (which percentages were not changed during the performance year) and could not exceed the cash equivalent of 75 million shares of our common stock (based on the closing price of our common stock as of the last trading day of 2016). For 2016, our Chief Executive Officer was eligible to receive a maximum of 30% of the pool, and the other named executive officers (other than our Chief Financial Officer) were each eligible to receive a maximum of 10% of the pool. Although the overall pool for 2016 was fully funded as a result of the EBITDA threshold being achieved, the Compensation Committee exercised its negative discretion and determined the aggregate bonus amounts payable to be approximately 27% of such pool. The NEO Plan was solely established to permit the deductibility of bonuses paid to our named executive officers. The results of the NEO Plan was a material consideration in the Compensation Committee’s award of bonuses to named executive officers in 2016.

In 2017, the Compensation Committee met to consider bonuses for our named executive officers with respect to 2016 and whether to award bonuses for other employees. The Compensation Committee carefully reviewed our performance against key metrics in our budget and business plan, including our efforts to increase subscribers, revenue, adjusted EBITDA and free cash flow.

Following its review of our 2016 performance, the Compensation Committee:

•	approved a cash pool for annual bonuses to be divided among our employees, other than our senior management, which includes our named executive officers;

•	reviewed the NEO Plan pool and exercised negative discretion, approving the individual annual bonus amounts awarded to each of the named executive officers under the NEO Plan;

•	reviewed and approved the payment to our Chief Financial Officer whose bonus amount, pursuant to Section 162(m) of the Internal Revenue Code, is not included in the NEO Plan; and

•	reviewed and approved the payments to other members of our senior management who are not included as named executive officers in this proxy statement.

The actual amount of the bonus paid to each named executive officer was based on a combination of factors, including our 2016 corporate performance, their individual contributions and performance in their areas of responsibility and, with respect to all named executive officers other than himself, recommendations made by our Chief Executive Officer. Bonuses were not awarded or based upon pre-established performance measures that were communicated to the named executive officers in advance. Various specific factors taken into consideration in determining the bonus amounts for the named executive officers are set forth below. The bonus amount for Mr. Meyer is discussed below under the heading “2016 Compensation Snapshot: Compensation of Our Chief Executive Officer.”

Mr. Greenstein was awarded a bonus for his contributions during the year, including:

•	his daily creative contributions to our programming;

•

the continued enhancement of our programming, including the expansion of our channel lineup to include new music, sports and talk channels, such as Fox Sports Radio and Volume, the first ever talk radio channel dedicated to music, and exclusive channels with Garth Brooks and Kenny Chesney;

•	streamlining and introducing efficiencies into our programming operations; and

•	understanding and analyzing customer satisfaction levels as they relate to our programming and content offerings.

Mr. Frear was awarded a bonus for his contributions during the year, including:

•	his regular on-going contributions as our Chief Financial Officer and his role in managing our fixed and variable costs;

•	implementing our first quarterly dividend in the amount of $.01 per share;

•	managing our stock buyback program which increased during the year from $8 billion to $10 billion;

•	supervising our satellite procurement efforts;

•	overseeing the proposed reorganization of Sirius XM Canada, a transaction that will increase our voting shares to 33% and enhance our economic interest from 37% to 70%; and

•	his efforts in the continued development of our information technology systems.

Mr. Cady was awarded a bonus for his contributions during the year, including:

•	overseeing the development of our transmission and radio technology;

•	managing our engineering and streaming operations;

•	expanding our relationships with automakers in the connected vehicle services area, including an extension of our agreement with Honda; and

•	his role in the continued integration of our connected vehicle services business.

Mr. Donnelly was awarded a bonus for his contributions during the year, including:

•	his regular on-going contributions in providing effective legal support, including the management of various complex legal and regulatory issues;

•	providing sound and timely advice to senior management and our board of directors;

•	his role in managing our litigation matters and our legal expenses in the face of the increasing complexity of our business; and

•	assisting in the negotiation and execution of various agreements with third parties that are essential to our operations.

Based on the foregoing, the Compensation Committee approved the specific annual bonus amounts set forth in the Summary Compensation Table under the “Bonus” column for each of the above named executive officers.

Long-Term Equity Grants for 2016

We make grants of equity-based compensation to incentivize and retain our executives to continue providing meaningful and effective services to us. The long-term nature of the awards serves as our primary retention tool.

During 2016, our long-term equity grants consisted of stock options, RSUs and PRSUs. The specific grant date target value of the options, RSUs and PRSUs granted was determined by the Compensation Committee (with the assistance of our Chief Executive Officer). The number of stock options granted was equal to the total value of the executive’s individual stock option grant divided by the grant date fair value calculated under the Black-Scholes-Merton model. The number of RSUs and PRSUs granted was equal to the total target value of the executive’s individual RSU and PRSU grant divided by the per share closing price of our common stock reported on NASDAQ on the grant date of the executive’s award.

The grant date fair value of the awards is identified in the Summary Compensation Table under the “Stock Awards” and the “Option Awards” columns, and in the “Grants of Plan-Based Awards in 2016” table. The specific grants made to each executive are described in more detail below.

In May 2016, we entered into a new employment agreement with Mr. Greenstein to continue to serve as our President and Chief Content Officer through May 24, 2019. In connection with his new agreement, we granted Mr. Greenstein stock options and RSUs in an amount equal to $8,500,000 and $5,750,000, respectively. The vesting of the stock options and RSUs is generally subject to Mr. Greenstein’s continued employment through the applicable vesting date and is described under “Outstanding Equity Awards at Fiscal Year-End 2016.”

In February 2016, we amended Mr. Cady’s employment agreement to increase the time period that his post-termination restrictive covenants are in effect from six months to twelve months following the termination of his employment. In consideration for this amendment, we granted Mr. Cady stock options and RSUs in an amount equal to $3,000,000 and $1,000,000, respectively. The vesting of the stock options and RSUs is generally subject to Mr. Cady’s continued employment through the applicable vesting date and is described under “Outstanding Equity Awards at Fiscal Year-End 2016.”

In November 2016, we entered into a new employment agreement with Mr. Donnelly to continue to serve as our Executive Vice President, General Counsel and Secretary, through November 22, 2019. In connection with his new agreement, we granted Mr. Donnelly stock options and RSUs in an amount equal to $1,500,000 and $1,500,002, respectively. The vesting of stock options and RSUs is generally subject to Mr. Donnelly’s continued employment through the applicable vesting date. We also granted Mr. Donnelly PRSUs in an amount equal to $2,999,999. The PRSUs are eligible to vest based on achievement of the free cash flow target as established for the years ending December 31, 2017 and December 31, 2018. The vesting and settlement of the PRSUs earned in respect of this performance period is subject to Mr. Donnelly’s continued employment with us until November 22, 2019, at which time the PRSUs earned in respect of the performance period will vest and settle in shares of our common stock. These equity-based awards are further described under “Outstanding Equity Awards at Fiscal Year-End 2016.”

Dividend Equivalent Units (“DEUs”) are granted to each executive if, on any date while RSUs or PRSUs are outstanding, we pay a dividend on our common stock (other than a dividend payable in common stock). The number of RSUs and PRSUs granted to the executive are, as of the record date for such dividend payment, increased by a number of RSUs or PRSUs, as applicable, equal to: (a) the product of (x) the number of RSUs or PRSUs held by the executive as of such record date, multiplied by (y) the per share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per share value of such dividend, as determined in good faith by us), divided by (b) the average closing price of a share of our common stock on NASDAQ on the twenty trading days preceding, but not including, such record date. DEUs are subject to the same vesting and other terms as the related RSUs or PRSUs, as applicable. All DEUs are granted pursuant to the terms of the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan.

There were no long-term equity grants made to Messrs. Meyer or Frear in 2016. Each of these executives received grants of equity awards in prior years that were intended to cover a multi-year period.

2016 Compensation Snapshot: Compensation of Our Chief Executive Officer

The material terms of Mr. Meyer’s employment agreement are described below under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements—James E. Meyer.”

The Compensation Committee believes that Mr. Meyer’s qualifications and experience are well suited to our needs, and that his compensation, including the base salary and equity components, is, taken as a whole, appropriate under the circumstances.

In February 2017, Mr. Meyer received a bonus of $7.5 million in recognition of his notable performance and contribution to our corporate performance in 2016, including:

✓

Maintaining Sirius XM as one of the largest subscription-based media companies in the United States by increasing our net subscribers in 2016 by approximately 1.75 million, resulting in a total of approximately 31.3 million subscribers, an increase of approximately 6% as compared to 2015

✓	Increasing our 2016 revenue by 10% to $5 billion and increasing free cash flow by 15% to $1.51 billion

✓	Achieving adjusted EBITDA growth of 13% to $1.88 billion

✓	Implementing our first quarterly dividend in the amount of $.01 per share

✓	Overseeing nearly $1.7 billion of stock repurchases

✓	Extending several agreements for our satellite radio service with automakers until 2020 or beyond

✓	Continuing to establish Sirius XM as a leading provider of telematics services by entering into a new five-year agreement with Honda to provide connected vehicles services for their vehicles

✓	Managing our significant investments in research and development

✓	Continuing to expand our ability to identify and acquire subscribers in certified pre-owned and other used vehicles and managing our investment in infrastructure in this area

✓

Entering into agreements with Fox Sports Radio, Garth Brooks and Kenny Chesney, and renewing our agreements with Chris “Mad Dog” Russo, Learfield and IMG, and adding other compelling content to our services while managing programming expenses

✓	Continuing to improve our customer care experience, including through further enhancements to our Internet-based self-care functionality and chat services

✓	Fostering a corporate culture based on quality, creativity, diversity, integrity and innovation

As part of its review of Mr. Meyer’s compensation, the Compensation Committee reviewed the principal terms of Mr. Meyer’s employment agreement, including the provision relating to “target” annual bonuses. The Compensation Committee discussed: Mr. Meyer’s target bonus, as stated in his employment agreement; his contributions in 2016 to our business results and continuing development of our long-term strategy; and, in their business judgment, the value of Mr. Meyer’s contribution to the Company and its stockholders in light of the market for chief executive officers of similar caliber and experience in the subscription broadcasting and entertainment industries. Based on, among other things, those factors, the Compensation Committee concluded that Mr. Meyer’s 2016 bonus should not be limited by the “target” bonus range set forth in his employment agreement.

Other Benefits Provided to Named Executive Officers

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and a 401(k) savings plan, including a matching component for that plan. Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees.

Our 401(k) savings plan allows eligible employees to voluntarily contribute from 1% to 50% of their pre-tax eligible earnings, subject to certain defined limits. We match 50% of an employee’s voluntary contributions per pay period on the first 6% of an employee’s pre-tax salary up to a maximum of 3% of eligible compensation. Employer matching contributions under the plan vest at a rate of 33.33% for each year of employment and are fully vested after three years of employment for all current and future contributions.

Deferred Compensation Plan

We also maintain the Sirius XM Holdings Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which provides a tax-efficient method for participants to defer certain portions of their compensation. A description of the Deferred Compensation Plan is included under “Non-Qualified Deferred Compensation.” The contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan are described in the “Non-Qualified Deferred Compensation” table.

Perquisites and Other Benefits for Named Executive Officers

The Compensation Committee supports providing other benefits to named executive officers that are almost identical to those offered to our other full time employees and are provided to similarly situated executives at companies with which we compete for executive talent.

In limited circumstances, a named executive officer may receive certain tailored benefits. For example, in 2016, Mr. Cady, due to his principal residence being in the State of Oregon, was reimbursed for the reasonable costs of coach class airfare from his home to our various offices, along with reasonable hotel and meal expenses. The costs of these benefits for Mr. Cady constituted less than 10% of his compensation in 2016.

Payments to Named Executive Officers Upon Termination or Change in Control

The employment agreements with our named executive officers provide for severance payments upon an involuntary termination of employment without “cause” or for “good reason” (as each term is defined in their employment agreement). These arrangements vary among executives due to individual negotiations. The material terms of these arrangements are described under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements.” None of the employment agreements for the named executive officers provide for any special payments solely due to a change in control. Under the terms of both the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan and the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (collectively, the “Plans”), if the employment of any of our named executive officers is terminated by us without cause, or by the executive for good reason, within two years following a change in control, then in accordance with the Plans, their equity awards are subject to accelerated vesting.

We believe that these severance arrangements appropriately mitigate some of the risk that exists for executives working in our highly competitive industry. These arrangements are intended to retain qualified executives who could have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky, and such arrangements allow the executives to focus exclusively on our interests.

Fiscal Year 2017 Compensation Considerations

The Compensation Committee plans to review our executive compensation program in 2017 with a view to ensuring that it continues to provide the correct incentives and is properly sized given the scope and complexity of our business and the competition we face.

In 2017, we intend to incorporate PRSUs into future grants of equity-based awards to our named executive officers. The specific mix of stock options, RSUs and PRSUs granted will be determined by the Compensation Committee with the assistance of our Chief Executive Officer (other than in the case of any equity awards to himself) and by using their collective informed judgment, taking into account the executive’s role and responsibilities and our overall performance.

The Compensation Committee has again adopted a bonus program which is intended to comply with Section 162(m) of the Internal Revenue Code for our Chief Executive Officer and the other three most highly compensated executive officers (other than our Chief Financial Officer). That bonus program is designed to promote the achievement of our key financial goals for 2017.

Compensation Risk Assessment

The Compensation Committee does not believe that any risks that may arise from our compensation policies and practices are reasonably likely to have a material adverse effect on our Company. The Compensation Committee considered various factors that have the effect of mitigating compensation-related risks and have reviewed our compensation policies and practices for our employees, including the elements of our executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking.

Policy with Respect to Section 162(m) of the Internal Revenue Code

As described above, in 2017 the Compensation Committee again adopted a bonus plan which is intended to comply with Section 162(m) of the Internal Revenue Code for our Chief Executive Officer and the other three most highly compensated executive officers, except for our Chief Financial Officer. The Compensation Committee anticipates that this plan will result in tax deductibility for any compensation we pay to such executive officers that exceeds $1 million. However, the Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m) of the Internal Revenue Code if it determines that it is in our best interest to do so.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee
CARL E. VOGEL, Chairman
GEORGE W. BODENHEIMER
MARK D. CARLETON
JAMES P. HOLDEN

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in such capacities as of December 31, 2016 for services rendered to us during each of the past three fiscal years. These five officers are referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary $	Bonus(1) $	Stock Awards(2) $	Option Awards(2) $	Nonqualified Deferred Compensation Earnings(3) $	All Other Compensation(4) $	Total $
James E. Meyer	2016	1,800,000	7,500,000	—	—	—	33,591	9,333,591
Chief Executive Officer	2015	1,650,000	7,500,000	10,000,000	10,000,000	—	7,950	29,157,950
	2014	1,550,000	6,000,000	—	—	—	7,800	7,557,800
Scott A. Greenstein	2016	1,402,885	2,400,000	5,749,999	8,500,000	—	22,472	18,075,356
President and Chief Content	2015	1,250,000	2,100,000	—	—	—	7,950	3,357,950
Officer	2014	1,250,000	1,850,000	—	—	—	7,800	3,107,800
David J. Frear	2016	1,200,000	2,150,000	—	—	—	7,950	3,357,950
Senior Executive Vice	2015	1,026,346	1,950,000	—	11,102,218	—	7,950	14,086,514
President and Chief Financial Officer	2014	850,000	1,600,000	—	—	—	7,800	2,457,800
James A. Cady	2016	600,000	1,450,000	999,999	3,000,000	—	11,750	6,061,749
Executive Vice President,	2015	503,846	1,200,000	500,000	1,500,000	—	7,950	3,711,796
Operations, Products and Connected Vehicle	2014	366,667	450,000	125,023	1,375,021	—	7,800	2,324,511
Patrick L. Donnelly	2016	741,731	1,650,000	4,500,001	1,500,000	—	10,651	8,402,383
Executive Vice President,	2015	725,000	1,550,000	—	—	—	7,950	2,282,950
General Counsel and Secretary	2014	725,000	1,350,000	999,999	4,000,000	—	7,800	7,082,799

(1)

The amounts reflected in this column are the gross amounts of each named executive officer’s annual bonus award payable in respect of the fiscal year to which such amount relates. See the discussion under the heading “Fiscal Year 2016 Pay Results—Payment of Performance-Based Discretionary Annual Bonuses for 2016” for additional details on bonus awards for 2016.

(2)

The aggregate grant date fair value of stock option, RSU and PRSU awards were computed in accordance with FASB ASC 718, Compensation—Stock Compensation. The assumptions used in the valuation of the stock options are discussed in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The grant date fair value for the PRSUs granted to Mr. Donnelly during 2016 is based on the probable outcome of the performance conditions applicable to such PRSUs, which, as of the grant date, was equal to the target level. Assuming the highest level of performance achievement as of the grant date, the grant date fair value of the PRSUs would have also been $2,999,999.

(3)	We do not provide above-market or preferential earnings on deferred compensation.

(4)

For each named executive officer, the amount in the “All Other Compensation” column for 2016 reflects matching contributions by us under our 401(k) savings plan and DEUs granted with respect to unvested RSU awards. In connection with the payment of our first quarterly dividend in the amount of $.01 per share on November 30, 2016, certain of our named executive officers were credited with DEUs in the form of RSUs in respect of their unvested stock awards pursuant to the terms of the applicable award agreements. The value of such DEUs were calculated using a twenty day average price of our common stock prior to the record date, $4.149, for the dividend. The value of the DEUs granted for each of the named officers is as follows: Mr. Meyer: $25,641; Mr. Greenstein: $14,522; Mr. Frear: $0; Mr. Cady: $3,800; and Mr. Donnelly: $2,701.

Grants of Plan-Based Awards in 2016

The following table provides information with respect to equity grants made during fiscal year 2016 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold (#)	Target (#)	Maximum (#)
Scott A. Greenstein	5/24/2016	—	—	—	—	10,805,602	3.96	8,500,000
	5/24/2016	—	—	—	1,452,020	—	—	5,749,999
James A. Cady	2/23/2016	—	—	—	—	4,132,858	3.61	3,000,000
	2/23/2016	—	—	—	277,008	—	—	999,999
Patrick L. Donnelly	11/22/2016	—	—	—	—	1,807,549	4.61	1,500,000
	11/22/2016	—	—	—	325,380	—	—	1,500,002
	11/22/2016	520,607	650,759	650,759	—	—	—	2,999,999

(1)

The PRSUs granted to Mr. Donnelly on November 22, 2016 were in connection with his employment agreement dated November 22, 2016. These PRSUs are earned subject to achievement of a cumulative free cash flow target, established by the Compensation Committee, measured over a two- year performance period. The PRSUs vest in full upon achievement of 100% or more of the free cash flow target. If the level of free cash flow falls between 80% and 100% of the free cash flow target, then the number of PRSUs that will vest will be determined by straight line interpolation between those percentages. If the level of free cash flow is below the 80% of the target, then none of the PRSUs will vest. The settlement of PRSUs earned in respect of the two-year performance period is subject to Mr. Donnelly’s continued employment with us for an additional period following the end of that performance period.

(2)

Grants were made under the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan. The stock option and RSU awards granted to Mr. Greenstein on May 24, 2016 were in connection with his employment agreement dated May 24, 2016. The stock option and RSU awards granted to Mr. Cady on February 23, 2016 were in connection with the amendment to his employment agreement dated February 23, 2016. The stock option and RSU awards granted to Mr. Donnelly on November 22, 2016 were in connection with his employment agreement dated November 22, 2016.

(3)	The exercise price of the options granted to each the named executive officers is equal to the closing price of our common stock reported on NASDAQ on the dates of grant.

(4)

The aggregate grant date fair value of stock option, RSU and PRSU awards were computed in accordance with FASB ASC 718, Compensation—Stock Compensation. The assumptions used in the valuation of the stock options are discussed in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table provides information with respect to the status at December 31, 2016 of all unvested RSUs and PRSUs and exercisable and unexercisable stock options awarded to each of the named executive officers:

Name	Option Awards				Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James E. Meyer(2)	707,000	—	2.8200	1/23/2018	—	—	—	—
	830,500	—	0.6235	8/31/2019	—	—	—	—
	10,128,894	—	3.3000	5/02/2023	—	—	—	—
	—	13,279,313	3.9000	8/11/2025	—	—	—	—
	—	—	—	—	2,570,283	11,437,759	—	—
Scott A. Greenstein(3)	5,499,340	—	3.7550	7/25/2023	—	—	—	—
	—	10,805,602	3.9600	5/24/2026	—	—	—	—
	—	—	—	—	1,455,520	6,477,064	—	—
David J. Frear(4)	5,500,000	—	2.1300	7/21/2021	—	—	—	—
	4,750,000	9,500,000	3.9500	7/2/2025	—	—	—	—
James A. Cady(5)	471,594	471,592	3.5500	02/03/2024	—	—	—	—
	179,130	179,130	3.3699	08/05/2024	—	—	—	—
	620,875	1,241,748	3.9500	7/29/2025	—	—	—	—
	—	4,132,858	3.6100	2/23/2026	—	—	—	—
	—	—	—	—	380,862	1,694,836	—	—
Patrick L. Donnelly(6)	553,750	—	0.6235	08/31/2019	—	—	—	—
	2,447,364	1,223,681	3.7000	01/10/2024	—	—	—	—
	—	1,807,549	4.6100	11/22/2026	—	—	—	—
	—	—	—	—	596,301	2,653,539	—	—
	—	—	—	—	—	—	650,759	2,895,878

(1)

Amounts also include DEUs granted to the executive pursuant to the terms of the award agreements governing each RSU or PRSU, as applicable, to reflect the payment of dividends on our common stock. DEUs vest on the same terms as the related RSUs or PRSUs, as applicable. All DEUs are granted pursuant to the terms of the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan. Our practice with respect to crediting DEUs is described in more detail on page 39.

Amounts under “Market Value of Shares or Units of Stock that have not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” were calculated based on the closing price on NASDAQ of our common stock on December 30, 2016 of $4.45 (the last trading day of the fiscal year). The RSUs and PRSUs are valued at (a) the closing price of the stock at December 30, 2016 multiplied by (b) the number of awards that have not vested. In the table above, the number and market value of the PRSUs reflect target performance achievement as of the grant date. The performance period for these PRSUs is the years 2017 and 2018. The actual number of shares that will be distributed with respect to the PRSUs are not yet determinable.

(2)

Outstanding equity awards for Mr. Meyer vest as follows: options granted at an exercise price of $2.82 vested in four equal annual installments from the date of grant on January 23, 2008; options granted at an exercise price of $0.6235 vested in four equal annual installments from the date of grant on August 31, 2009; options granted at an exercise price of $3.30 vested on

October 30, 2015; and options granted at an exercise price of $3.90 vest on April 30, 2018. The RSUs granted to Mr. Meyer vest on April 30, 2018.

(3)

Outstanding equity awards for Mr. Greenstein vest as follows: options granted on July 26, 2013 at an exercise price of $3.7550 vested in three annual installments from July 22, 2013; options granted on May 24, 2016 at an exercise price of $3.96 vest in three annual installments from May 24, 2016. The RSUs granted to Mr. Greenstein vest as follows: 485,174 RSUs vest on May 24, 2017; 485,174 RSUs vest on May 24, 2018; and 485,172 RSUs vest on May 24, 2019.

(4)

Outstanding equity awards for Mr. Frear vest as follows: options granted at an exercise price of $2.13 vested in four equal annual installments from the date of grant on July 21, 2011; and options granted at an exercise price of $3.95 vest in three equal installments on July 2, 2016, July 2, 2017 and May 30, 2018.

(5)

Outstanding equity awards for Mr. Cady vest as follows: options granted at an exercise price of $3.55 vest in four equal annual installments from the date of grant on February 3, 2014; options granted at an exercise price of $3.3699 vest in four equal annual installments from the date of grant on August 5, 2014; options granted at an exercise price of $3.95 vest in three equal annual installments from the date of grant on July 29, 2015; options granted at an exercise price of $3.61 vest as follows: 1,377,620 vested on February 23, 2017; 1,377,619 vest on February 23, 2018; and 1,377,619 vest on February 23, 2019. The RSUs granted to Mr. Cady vest as follows: 92,599 RSUs vest on February 23, 2017; 42,296 RSUs vest on July 31, 2017; 9,298 RSUs vest on August 7, 2017; 92,599 RSUs vest on February 23, 2018; 42,295 RSUs vest on July 30, 2018; 9,297 RSUs vest on August 6, 2018; and 92,558 RSUs vest on February 25, 2019.

(6)

Outstanding equity awards for Mr. Donnelly vest as follows: options granted at an exercise price of $0.6235 vested in four equal annual installments from the date of grant on August 31, 2009; options granted at an exercise price of $3.70 vest in three equal annual installments from the date of grant on January 10, 2014; and options granted at an exercise price of $4.61 vest as follows: 602,517 vest on November 22, 2017; 602,516 vest on November 22, 2018; and 602,516 vest on November 22, 2019. The 270,921 RSUs granted to Mr. Donnelly on January 10, 2014 vested on January 10, 2017. The RSUs granted to Mr. Donnelly on November 22, 2016 vest in three equal annual installments from the date of grant on November 22, 2016. The 650,759 PRSUs granted to Mr. Donnelly on November 22, 2016 will vest, subject to the satisfaction of the applicable performance metrics and his continued employment after the performance period, on November 22, 2019.

All equity awards vest subject to the named executive officer’s continued employment though the applicable vesting date and are subject to earlier vesting upon certain qualifying terminations of employment. See “Potential Payments or Benefits Upon Termination or Change in Control.”

Option Exercises and Stock Vested in 2016

The following table provides information with respect to option exercises and RSUs that vested during 2016:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James E. Meyer	512,000	378,880	—	—
Scott A. Greenstein	1,042,000	1,212,370	266,312	1,107,858
David J. Frear	2,790,000	3,958,090	—	—
James A. Cady	—	—	51,469	223,199
Patrick L. Donnelly	1,706,000	2,666,380	—	—

(1)

Value realized on exercise is the amount equal to the difference between (a) the price on NASDAQ of the stock acquired upon exercise on the exercise date less (b) the exercise price, multiplied by the number of options exercised.

(2)

Value realized on vesting is the amount equal to (a) the closing price on NASDAQ on the vesting dates multiplied by (b) the number of shares vesting. Amounts do not include any DEUs since the vesting for these RSUs preceded the declaration of our first quarterly dividend in November 2016.

Non-Qualified Deferred Compensation

The following table provides information with respect to Sirius XM Holdings Inc. Deferred Compensation Plan, a nonqualified deferred compensation plan, for 2016.

Name	Executive Contributions(1) ($)	Employer Contributions ($)	Aggregate Earnings(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End(3) ($)
James E. Meyer	5,109,041	—	185,396	—	5,294,437
Scott A. Greenstein	—	—	—	—	—
David J. Frear	1,258,048	—	112,534	—	1,370,582
James A. Cady	—	—	—	—	—
Patrick L. Donnelly	—	—	—	—	—

(1)

These amounts represent salary and cash bonus that was earned during fiscal 2016 but the receipt of which was deferred. This includes amounts earned during fiscal 2016 but credited to such executive officers’ deferred compensation accounts after the end of fiscal 2016. Amounts in this column are included in the Summary Compensation table under “Salary” and “Bonus,” respectively, for fiscal 2016. For Mr. Meyer and Mr. Frear this includes $3,600,000 and $645,000 of 2016 annual bonus, respectively.

(2)

Amounts in this column are not reported as compensation for fiscal year 2016 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that are similar to the investment options available under the Sirius XM 401(k) Savings Plan. Of the available investment options, the one-year rate of return during 2016 ranged from 1.41% to 18.30%.

(3)	Employee year-end balance in this column includes the deferral amount from the executive’s 2016 bonus paid in 2017.

The Sirius XM Holdings Inc. Deferred Compensation Plan provides a tax-efficient method for participants to defer certain portions of their compensation. Participation in the Deferred Compensation Plan is available to certain of our senior officers, including our named executive officers, and members of our board of directors.

Our named executive officers are eligible to participate on the same terms as other eligible employees. Although the Compensation Committee deemed the Deferred Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with respect to the three main components of our executive compensation packages, because participation in the Deferred Compensation Plan, and to what extent, is at each participant’s discretion and there is no matching contribution from us at this time.

Pursuant to the Deferred Compensation Plan, eligible employees may elect to defer up to 50% of their cash-paid base salary; and 75% of their annual cash bonus. We may elect to make additional contributions beyond amounts deferred by participants, but we are under no obligation to do so. At the time of making a deferral election, participants designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon a change in control or a termination of employment, subject to certain conditions provided for under the Deferred Compensation Plan and Section 409A of the Internal Revenue Code.

Participants have the opportunity to designate the investment funds to which the deferred amounts are to be credited. All investment gains and losses in a participant’s account under the Deferred Compensation Plan are immediately vested and entirely based upon the investment selections made by the participant. We do not pay guaranteed, above-market or preferential earnings on this deferred compensation. The available investment choices are similar to the choices available under the Sirius XM Radio 401(k) Savings Plan. Participants may change the investment selections for new payroll deferrals as frequently as each semi-monthly pay cycle. Investment selections for existing account balances may be changed daily. Any changes (whether to new deferrals or existing balances) may be made through an internet site or telephone call center maintained by the plan’s third-party record keeper. We have established a grantor (or “rabbi”) trust to facilitate payment of our obligations under the Deferred Compensation Plan.

Potential Payments or Benefits Upon Termination or Change in Control

Employment Agreements

We have employment agreements with each of our named executive officers that contain provisions regarding payments or benefits upon a termination of employment. We do not have any provisions in any of our employment agreements for the named executive officers that provide for any payments solely in the event of a change in control.

None of the employment agreements with our named executive officers provides for a so-called “golden parachute” excise tax gross up. Each of the employment agreements with our executive officers includes a compensation clawback provision, pursuant to which any incentive-based or other compensation paid to an executive officer by us or any of our affiliates is subject to deductions and clawback as required by applicable law, regulation or stock exchange listing requirement.

James E. Meyer

In August 2015, we entered into a new employment agreement with Mr. Meyer to continue to serve as our Chief Executive Officer through April 30, 2018. The employment agreement provided for an increase in Mr. Meyer’s base salary from $1,550,000 to $1,800,000, subject to increases approved by the Compensation Committee, and obligates us to offer Mr. Meyer a three-year consulting agreement upon the expiration of his employment agreement on April 30, 2018. Mr. Meyer is also entitled to participate in any bonus plans generally offered to our executive officers, with an annual target bonus opportunity of 250% of his annual base salary.

If Mr. Meyer’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to (i) continue his health benefits for eighteen months and his life insurance benefits for one year, (ii) pay him a lump sum equal to his annual base salary plus the amount of $6,600,000, as consideration for a loss of three-year consulting agreement, and (iii) pay him a lump sum equal to the greater of (x) a bonus equal to 60% of his then annual base salary or (y) the prior year’s bonus actually paid to him. We are also obligated to pay Mr. Meyer any earned but unpaid bonus for the year prior to the year of his termination, and a prorated bonus for the year in which his employment is terminated. Further, Mr. Meyer’s equity awards are subject to accelerated vesting.

Scott A. Greenstein

In May 2016, we entered into a new employment agreement with Scott A. Greenstein to continue to serve as our President and Chief Content Officer through May 24, 2019. The agreement provides for an annual base salary of $1,500,000, subject to approved increases by the Compensation Committee. Mr. Greenstein is also entitled to participate in any bonus plans generally offered to our executive officers, with an annual target bonus opportunity of 150% of his annual base salary.

In the event Mr. Greenstein’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to pay him a lump sum amount equal to one and one-half times the sum of (x) his then annual base salary plus (y) the greater of $2,250,000 or the last annual bonus paid (or due and payable) to him. We are also obligated to continue his health and life insurance benefits for eighteen months. Further, Mr. Greenstein’s equity awards are subject to accelerated vesting.

David J. Frear

In July 2015, we entered into a new employment agreement with David J. Frear to continue to serve as our Senior Executive Vice President and Chief Financial Officer through May 31, 2018. The employment agreement provides for an annual base salary of $1,200,000, subject to increases approved by the Compensation Committee. Mr. Frear is also entitled to participate in any bonus plans generally offered to our executive officers.

If Mr. Frear’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to pay him a lump sum equal to his annual salary as of the date of the termination and the last annual bonus paid (or due and payable) to him, and to continue his health and life insurance benefits for one year. Further, Mr. Fear’s equity awards are subject to accelerated vesting.

James A. Cady

In June 2015, we entered into an employment agreement with James A. Cady to serve as our Executive Vice President, Operations, Products and Connected Vehicle, with an annual base salary of $600,000, subject to increases approved by the Compensation Committee. Mr. Cady is also entitled to participate in any bonus plans generally offered to our executive officers, with an annual target bonus opportunity of 150% of his annual base salary.

In February 2016, we entered into an amendment to Mr. Cady’s employment agreement. This amendment: increased his entitlement to severance from six months to twelve months of base salary; and extended our obligation to provide health benefits after termination from six months to twelve months. In addition, this amendment required us to pay him an amount equal to the last annual bonus paid (or due and payable) to him when a qualifying termination occurs. In consideration for this amendment, Mr. Cady extended the length of time that he is subject to the post-termination restrictive covenants in his employment agreement from six months to twelve months following the termination of his employment.

As a result, in the event Mr. Cady’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to pay him his annual base salary for one year and to also pay him an amount equal to the last annual bonus paid (or due and payable) to him. We are also obligated to continue his health insurance benefits for one year. Further, Mr. Cady’s equity awards are subject to accelerated vesting.

Patrick L. Donnelly

In November 2016, we entered into a new employment agreement with Patrick L. Donnelly to continue to serve as our Executive Vice President, General Counsel and Secretary through November 22, 2019. The agreement provides for an annual base salary of $875,000, subject to increases approved by the Compensation Committee. Mr. Donnelly is also entitled to participate in any bonus plans generally offered to our executive officers.

If Mr. Donnelly’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to pay him a lump sum amount equal to (x) his then annual base salary plus (y) the greater of $1,312,500 or the last annual bonus paid (or due and payable) to him. We are also obligated to continue his health insurance benefits for eighteen months and his life insurance benefits for one year. Further, Mr. Donnelly’s equity awards are subject to accelerated vesting.

2003 Long-Term Stock Incentive Plan

Mr. Meyer has outstanding options as of December 31, 2016 that were granted under our 2003 Long-Term Stock Incentive Plan. Under the 2003 Long-Term Stock Incentive Plan, the outstanding equity awards granted to executive officers are subject to potential accelerated vesting upon a change of control. All of the outstanding options granted under the 2003 plan were vested as of December 31, 2016, and, therefore, are not included in the table of potential payments and benefits below.

Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan and Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan

All of our named executive officers had outstanding equity awards as of December 31, 2016 that were granted under the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan and the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan. Under the terms of these Plans, the outstanding unvested equity awards granted to the named executive officers are subject to potential accelerated vesting upon termination without “cause” by the company or termination by the executive for “good reason” during a two year period following a “change of control” (each as defined in the Plans), to the extent outstanding awards granted under these Plans are either assumed, converted or replaced by the resulting entity in the event of a change of control.

Potential Payments and Benefits

The following table describes the potential payments and benefits under the named executive officers’ agreements and our stock incentive plans to which they would have been entitled if a termination of employment or change in control had occurred as of December 31, 2016:

Name	Triggering Event	Severance Payment ($)(1)	Accelerated Equity Vesting ($)(2)	Continuation of Insurance Benefits ($)(3)	Total ($)(4)
James E. Meyer(5)	Termination due to death or disability	6,600,000	18,741,382	—	25,341,382
	Termination without cause or for good reason	15,900,000	18,741,382	28,961	34,670,343
	Termination without cause or for good reason following a change in control	15,900,000	18,741,382	28,961	34,670,343
Scott A. Greenstein	Termination due to death or disability	—	11,771,809	—	11,771,809
	Termination without cause or for good reason	5,625,000	11,771,809	42,378	17,439,187
	Termination without cause or for good reason following a change in control	5,625,000	11,771,809	42,378	17,439,187
David J. Frear	Termination due to death or disability	—	4,750,000	—	4,750,000
	Termination without cause or for good reason	3,150,000	4,750,000	28,252	7,928,252
	Termination without cause or for good reason following a change in control	3,150,000	4,750,000	28,252	7,928,252
James A. Cady	Termination due to death or disability	—	5,704,563	—	5,704,563
	Termination without cause or for good reason	1,800,000	5,704,563	18,798	7,523,361
	Termination without cause or for good reason following change in control	1,800,000	6,405,222	18,798	8,224,020
Patrick L. Donnelly	Termination due to death or disability	—	6,467,178	—	6,467,178
	Termination without cause or for good reason	2,425,000	6,467,178	41,898	8,934,076
	Termination without cause or for good reason following a change in control	2,425,000	6,467,178	41,898	8,934,076

(1)	Any severance payment due to Messrs. Meyer, Greenstein, Frear and Donnelly is required to be paid in a lump sum. The employment agreement with Mr. Cady requires us to pay any severance in the form of salary continuation and to pay any amounts due on account of his bonus on the date that bonuses are customarily paid to other employees.

(2)

Amounts were calculated based on the closing price on NASDAQ of our common stock on December 30, 2016 (the last trading day of the fiscal year) of $4.45. The accelerated vesting of options is valued at (a) the difference between the December 30, 2016 closing price and the exercise price of the options multiplied by (b) the number of shares of common stock underlying the options. The accelerated vesting of RSUs and PRSUs is valued at the closing price on NASDAQ of our common stock on December 30, 2016 of $4.45 multiplied by the number of shares subject to the applicable RSUs and PRSUs. The amounts also include DEUs.

(3)

Assumes that health benefits would be continued under COBRA for eighteen months for Messrs. Meyer, Greenstein and Donnelly and twelve months for Messrs. Frear and Cady. Amounts reported assume 2016 rates.

(4)

We do not provide for any tax gross-ups. In the event a named executive officer would be subject to an excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the benefits to the named executive officer will be reduced to the extent that such benefits do not trigger the excise tax, unless the named executive officer would retain greater value (on an after-tax basis) by receiving all benefits and paying applicable excise, income and payroll taxes. Amounts shown are based on preliminary calculations that indicate that, with the exception of Mr. Cady, the amounts payable to each named executive officers would not be subject to the excise tax. With respect to Mr. Cady, the total payout amount shown reflects that Mr. Cady’s total payments would be reduced by an estimated amount of $658,812 in accordance with his employment agreement. Estimated amounts may materially differ from any actual amounts ultimately paid.

(5)

Mr. Meyer is also eligible to receive a prorated bonus for the year in which his employment is terminated. Payment is based on actual performance for such year and payable at such time as the bonuses for such year are paid to other senior executives of the Company. This potential payment is not determinable and is not reflected in the table above.

ITEM 2—ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

We provide stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers every three years as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “say-on-pay proposal”). We believe it is appropriate to seek and take into account the views of stockholders on the design and effectiveness of our executive compensation program.

Our goal for our executive compensation program is to motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for success in the dynamic and highly competitive markets in which we operate. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe our executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of stockholders.

At our 2014 annual meeting of stockholders, over 84% of the votes cast supported the say-on-pay proposal. We encourage our stockholders to evaluate our executive compensation program over a multi-year horizon and to review our named executive officers’ compensation over the past three years as reported in the Summary Compensation Table on page 43. We have in the past been, and will in the future continue to be, engaged with our stockholders on a number of topics and in a number of forums. We view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on executive compensation. Our executive compensation program is designed to operate over a period of several years and to enhance long-term performance.

The Compensation Discussion and Analysis, beginning on page 29 of this proxy statement, describes our executive compensation program and the decisions made by the Compensation Committee in 2016 in more detail.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we will request that stockholders vote to approve the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.

As an advisory vote, this proposal is not binding on us, our board of directors or the Compensation Committee, and will not be construed as overruling a decision by our board of directors or the Compensation Committee or creating or implying any additional fiduciary duty for us, our board of directors or the Compensation Committee. However, the Compensation Committee and our board of directors values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

Our current policy is to provide stockholders with an opportunity to approve the compensation of the named executive officers every three years at the annual meeting of stockholders. It is expected that the next such vote will occur at our 2020 annual meeting of stockholders.

This vote is not intended to address any specific item of compensation, but rather our executive compensation as disclosed in this proxy statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

The board of directors recommends that stockholders vote “FOR” this proposal.

ITEM 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are submitting for stockholder consideration a separate resolution to determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years (a “say-when-on-frequency vote”). We are required to hold this vote once every six years. While the results of the vote are non-binding and advisory in nature, the board of directors intends to consider the results of this vote.

After consideration, the board of directors has determined that an advisory vote on executive compensation that occurs every three years (triennially) is the most appropriate policy for us. Our reasons include:

•	We value consistency and we do not expect our executive compensation program to change significantly from year to year;

•	In our view, our executive compensation program does not contain any significant risks that might be of concern to our stockholders;

•	A longer frequency is generally consistent with our long-term compensation objectives; and

•

Our executive compensation program is designed to reward and incentivize long-term performance and a triennial vote corresponds more closely with our long-term incentive awards, which typically vest over a three or four year period.

We encourage our stockholders to evaluate our executive compensation program over a multi-year horizon and to review our named executive officers’ compensation over the past three fiscal years as reported in the Summary Compensation Table. We believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for our board of directors and Compensation Committee to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation program that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the Compensation Committee’s actions in context. Because the advisory vote on executive compensation occurs after we have already implemented our executive compensation program for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

We have in the past been, and will in the future continue to be, engaged with our stockholders on a number of topics and in a number of forums. We view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on executive compensation. In addition, because our executive compensation program has not typically changed materially year-to-year and is designed to operate over the long-term and to enhance long-term performance, an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. We believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, but we intend to periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation program or other circumstances suggest that such a vote would be appropriate.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove the board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The board of directors recommends that stockholders vote “THREE YEARS” with respect to the frequency with which stockholders are provided an advisory vote on the compensation paid to our named executive officers.

ITEM 4—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. In addition, the Audit Committee assists the board of directors in its oversight of:

•	The integrity of our financial statements and our accounting and financial reporting processes and systems of internal control over financial reporting;

•	Our compliance with legal and regulatory requirements;

•	Our independent auditors’ qualifications, independence and performance;

•	The performance of our internal audit function; and

•	Our assessment of risks and risk management guidelines and policies.

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. Each member is financially literate for audit committee purposes under the NASDAQ rules. The key responsibilities of the Audit Committee are set forth in its charter, which was adopted by us and approved by the board of directors and is posted under “Corporate Governance” in the Investor Relations section of our website at www.siriusxm.com.

The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accountants for 2017. KPMG has served as our independent registered public accountants since 2008. The Audit Committee regularly reviews KPMG’s independence and performance in deciding whether to retain KPMG or engage another firm as our independent registered public accountants. In the course of these reviews, the Audit Committee considers, among other things:

•	KPMG’s historical and recent performance on our audit;

•	KPMG’s capability and expertise in handling the breadth and complexity of our operations;

•	KPMG’s known legal risks and any significant legal or regulatory proceedings in which it is involved;

•	data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on KPMG and its peer firms;

•	the appropriateness of KPMG’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;

•	KPMG’s independence; and

•

KPMG’s tenure as our independent registered public accountants, including the benefits of having an independent registered public accountant that is familiar with us, and the controls and processes that help ensure KPMG’s independence.

In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the board of directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of our stockholders, and we are asking stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2017. Although ratification is not required by our By-laws, applicable law or otherwise, the board of directors is submitting the selection of KPMG to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered a recommendation to the board of directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The board of directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants for 2017.

Principal Accountant Fees and Services

The following table sets forth the fees billed to us by KPMG as of and for the years ended December 31, 2016 and 2015:

	For the Years Ended December 31,
	2016	2015
Audit fees(1)	$2,301,415	$1,972,700
Audit-related fees(2)	81,500	189,750
Tax fees(3)	—	—
All other fees(4)	—	—

	$2,382,915	$2,162,450

(1)

Audit fees consists of fees for services related to the financial statement audit, quarterly reviews, audit of internal control over financial reporting, accounting consultations with KPMG’s National Office, comfort letters, SEC comment letters, audit services that are normally provided by independent auditors in connection with regulatory filings or engagements, and statutory audits. The amount also includes reimbursement for direct out-of-pocket travel and other sundry expenses.

(2)	Audit-related fees related to audits of employee benefit plans, financial due diligence services and other attestation services.

(3)	Tax services consist of services relating to state and local tax compliance services. There were no tax fees billed to us in 2015 or 2016.

(4)	All other services are fees for any products or service not included in the first three categories. There were no other fees billed to us in 2015 or 2016.

Pre-Approval Policy for Services of Independent Auditor

It is the Audit Committee’s responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee’s pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm are as follows:

•

The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•

The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•

The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•

The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he or she reports decisions to the Audit Committee at its next meeting.

All of the services covered under the captions “Audit Fees” and “Audit-Related Fees” were pre-approved by the Audit Committee.

Who is the Audit Committee’s financial expert?

Our board of directors has determined that Joan L. Amble, the chairwoman of the Audit Committee and an independent director, is qualified as an “audit committee financial expert” within the meaning of SEC regulations and that she is “financially sophisticated” within the meaning of the NASDAQ listing standards.

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of our results and the assessment of our internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by us in our financial statements, as well as, when applicable, alternative accounting treatments. Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.

The Audit Committee also reviewed and discussed our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, the Audit Committee reviewed and discussed, with management and our independent registered public accounting firm, management’s annual report on the effectiveness of internal control over financial reporting as of December 31, 2016 and KPMG’s related attestation report.

The Audit Committee has discussed with KPMG the matters that are required to be discussed under PCAOB standards. The Audit Committee discussed with KPMG matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. The Audit Committee has concluded that KPMG’s provision of audit and non-audit services to us and our affiliates is compatible with KPMG’s independence.

At each regularly scheduled meeting, the Audit Committee met and held discussions with management, our internal auditors and KPMG. Prior to their issuance, the Audit Committee reviewed and discussed our quarterly and annual consolidated financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, our internal auditors and KPMG. The Audit Committee also reviewed our policies and practices with respect to financial risk assessment, as well as processes and practices with respect to enterprise risk assessment and management, including discussions of individual risk areas, as well as an annual summary of the overall process.

The Audit Committee discussed with KPMG the overall scope and plans for their audit and approved the terms of their engagement letter. The Audit Committee has also discussed with our Senior Vice President, Internal Audit, the overall scope of and plans for our internal audits. The Audit Committee met with KPMG and with our internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of our internal controls and the overall quality and integrity of our financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of our internal audit department. The Audit Committee also has established, and overseen compliance with, procedures for our receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and our employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

The Audit Committee discussed with KPMG their independence from the Company and our management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the PCAOB. The Audit Committee also reviewed our hiring policies and practices with respect to current and former employees of the independent registered public accounting firm. The Audit Committee preapproved, in accordance with its preapproval policy described above, all services provided by the independent registered public accounting firm and considered whether the provision of such services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC.

This report is provided by the following independent directors, who comprise the Audit Committee:

JOAN L. AMBLE, Chairwoman
EDDY W. HARTENSTEIN
VANESSA A. WITTMAN

OTHER MATTERS

Our board of directors does not intend to present, or have any reason to believe others will present, any other items of business. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON
MAY 18, 2017

This proxy statement and our annual report for the fiscal year ended December 31, 2016 are available for you to view online at http://www.envisionreports.com/SIRI.

By Order of the Board of Directors,

Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

New York, New York
April 4, 2017

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.siriusxm.com, and click on “Reports & Filings” and then on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to:

Investor Relations
Sirius XM Holdings Inc.
1290 Avenue of the Americas
11th Floor
New York, New York 10104

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 17, 2017.

Vote by Internet
•	Go to www.envisionreports.com/SIRI
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — Sirius XM’s Directors recommend a vote FOR each director nominee and FOR Proposals 2 and 4 and a vote for stockholder approval EVERY (3) YEARS on Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Joan L. Amble	☐	☐	02 - George W. Bodenheimer	☐	☐	03 - Mark D. Carleton	☐	☐

	04 - Eddy W. Hartenstein	☐	☐	05 - James P. Holden	☐	☐	06 - Gregory B. Maffei	☐	☐

	07 - Evan D. Malone	☐	☐	08 - James E. Meyer	☐	☐	09 - James F. Mooney	☐	☐

	10 - Carl E. Vogel	☐	☐	11 - Vanessa A. Wittman	☐	☐	12 - David M. Zaslav	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Advisory vote to approve the named executive officers’ compensation.	☐	☐	☐	3.	Advisory vote on frequency of future executive compensation votes.	☐	☐	☐	☐

4.	Ratification of the appointment of KPMG LLP as our independent registered public accountants for 2017.	☐	☐	☐

							Yes	No
IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE. Please indicate if you plan on attending this meeting.							☐	☐

 B   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signature should correspond exactly with stockholder’s name as printed to the left. In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

1 U P X

SIRIUS XM HOLDINGS INC.

ADMISSION TICKET

2017 ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 18, 2017

8:30 A.M. EASTERN TIME

TO BE HELD AT

THE PALEY CENTER FOR MEDIA

25 WEST 52 STREET

NEW YORK, NEW YORK 10019

THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and 2016 Annual Report are available at: http://www.envisionreports.com/SIRI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sirius XM Holdings Inc.

Proxy Solicited on behalf of the Board of Directors of Sirius XM Holdings Inc.

The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to represent the undersigned and vote, as directed and permitted herein, the undersigned’s shares of Sirius XM Holdings Inc. common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius XM Radio Inc. 401(k) Savings Plan) at the Annual Meeting of Stockholders of Sirius XM Holdings Inc. to be held on Thursday, May 18, 2017, at 8:30 A.M., Eastern time, in The Paley Center for Media, 25 West 52 Street, New York, New York 10019 and at any adjournments or postponements thereof upon all matters set forth on the reverse side hereof and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed on the reverse side hereof by the undersigned. If this proxy is executed but no direction is given, this proxy will be voted FOR all nominees listed herein under Proposal 1 and FOR Proposals 2 and 4 and a vote for stockholder approval EVERY (3) YEARS on Proposal 3.

(Continued and to be dated and signed on the reverse side)

 C   Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.